Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

by and among

HEARTLAND BANCORP, INC.,

a Delaware corporation,

HEARTLAND ACQUISITION CORPORATION,

a Delaware corporation and a wholly owned subsidiary of Heartland Bancorp, Inc.,

and

FIRST FEDERAL BANCSHARES, INC.,

a Delaware corporation.

November 3, 2006

i

4.14 Licenses	25
4.15 Taxes	26
4.16 Insurance	27
4.17 Loans	27
4.18 Investments	28
4.19 Bancshares Benefit Plans	29
4.20 Environmental Matters	32
4.21 Intellectual Property	33
4.22 Properties	33
4.23 ADA Compliance	34
4.24 Fiduciary Accounts	34
4.25 Indemnification	34
4.26 Insider Interests	34
4.27 Additional Disclosure Items	34
4.28 Defaults	36
4.29 Operations Since December 31, 2005	36
4.30 Corporate Records	37
4.31 Undisclosed Liabilities	38
4.32 Fairness Opinion	38
4.33 No Brokers	38
4.34 Accuracy of Information Furnished	38
4.35 Controls and Procedures	38
4.36 Bancshares Disclosure Schedule Furnished	38

ARTICLE V COVENANTS OF BANCSHARES	39

5.1 Conduct of Business by Bancshares until the Effective Time	39
5.2 Stockholders’ Meeting; Proxy Statement	44
5.3 Recommendation of Approval	45
5.4 Certain Actions	46
5.5 Voting Agreement	47
5.6 Trust Preferred Securities	47

ARTICLE VI COVENANTS OF PURCHASER	48

6.1 Regulatory Applications	48
6.2 Indemnification; Director and Officer Liability Insurance	48
6.3 Seller Bank Board	49

ARTICLE VII ADDITIONAL AGREEMENTS	49

7.1 Access to Information; Confidentiality	49
7.2 Supplemental Reports and Information	50
7.3 Title Reports	51
7.4 Resolution of Bancshares Benefit Plans	51
7.5 Cooperation	53
7.6 Notification of Certain Matters	54
7.7 Press Releases	54
7.8 Environmental Investigation	55
7.9 Reservation of Rights to Modify Structure	55
7.10 Transaction Expenses	56

ARTICLE VIII CONDITIONS	56

8.1 Conditions to the Obligations of Purchaser	56
8.2 Conditions to the Obligations of Bancshares	57
8.3 Conditions to the Obligations of the Parties	58

ARTICLE IX TERMINATION; AMENDMENT; WAIVER	58

9.1 Termination	58
9.2 Termination Fees	60
9.3 Expenses	61
9.4 Survival of Agreement	61
9.5 Amendment	61
9.6 Waiver	62

ARTICLE X GENERAL PROVISIONS	62

10.1 Survival	62
10.2 Notice	62
10.3 Specific Enforceability; Remedies	63
10.4 Applicable Law	63
10.5 Severability	63
10.6 Entire Agreement; Binding Effect; Nonassignment; Counterparts	64

EXHIBITS

EXHIBIT A	Form of Purchaser Legal Opinion
EXHIBIT B	Form of Seller Legal Opinion
EXHIBIT C	Form of Voting Agreement
EXHIBIT D	Form of Amendment to Seller Bank Severance Plan

SCHEDULES

Schedule 1	Executive Officers
Schedule 4.5(c)	Capitalization and Stockholders – Options
Schedule 4.5(e)	Capitalization and Stockholders – Five Percent Owners of Bancshares Common Stock
Schedule 4.6(a)	Bancshares Subsidiaries – Description
Schedule 4.12(c)	Compliance with Laws – CRA Rating
Schedule 4.13	Litigation
Schedule 4.15(a)	Taxes – Compliance with Laws
Schedule 4.16	Insurance
Schedule 4.17(c)	Loans – Loan Portfolio
Schedule 4.17(e)	Loans – REO and Other Repossessed Property
Schedule 4.17(h)	Loans – Loan and Loan Loss Reserve Policy
Schedule 4.18(a)	Investments – Investment Securities
Schedule 4.18(b)	Investments – Restrictions on Investment Securities
Schedule 4.18(f)	Investments – Asset/Liability Management Policy
Schedule 4.19(a)	Bancshares Benefit Plans
Schedule 4.19(b)	Bancshares Benefit Plans – Qualified Plans
Schedule 4.19(e)	Bancshares Benefit Plans – ERISA Liability
Schedule 4.19(f)	Bancshares Benefit Plans – Deductibility of Payments
Schedule 4.19(h)	Bancshares Benefit Plans – Change in Control
Schedule 4.22(a)	Properties – Ownership of Property
Schedule 4.22(b)	Properties – Ownership of Leases
Schedule 4.27	Additional Disclosure Items
Schedule 4.29	Operations Since December 31, 2005
Schedule 4.33	Broker Matters
Schedule 7.4(c)	Employment Related Documents

AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (this “Agreement”) is made and entered into as of the 3rd day of November, 2006, by and among HEARTLAND BANCORP, INC., a Delaware corporation (“Purchaser”), HEARTLAND ACQUISITION CORPORATION, a Delaware corporation and a wholly owned subsidiary of Purchaser (“MergerSub”), and FIRST FEDERAL BANCSHARES, INC., a Delaware corporation (“Bancshares”).

R E C I T A L S:

A. Purchaser is a registered bank holding company under the Bank Holding Company Act of 1956, as amended.

B. Bancshares is a registered savings and loan holding company under the Home Owners’ Loan Act, as amended.

C. MergerSub is a Delaware corporation organized by Purchaser solely for the purpose of facilitating the transactions contemplated herein.

D. The Boards of Directors of Purchaser, MergerSub and Bancshares deem it advisable that MergerSub be merged with and into Bancshares in accordance with this Agreement, which provides, among other things, that Bancshares shall be the Surviving Corporation.

E. Purchaser currently anticipates that, at some time following the Merger of MergerSub with and into Bancshares, Purchaser will cause Bancshares to be dissolved and liquidated into Purchaser. Purchaser currently anticipates that it will operate First Federal Bank, a wholly owned subsidiary of Bancshares (“Seller Bank”), as a separate institution for an indefinite period of time following the Merger.

F. Concurrently with the execution and delivery of this Agreement, Bancshares has delivered to Purchaser voting agreements in the form set forth in Exhibit C hereto signed by each of the directors and certain executive officers of Bancshares.

A G R E E M E N T S:

In consideration of the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. In addition to capitalized terms otherwise defined herein, as used in this Agreement the following capitalized terms shall have the meanings provided in this Section 1.1:

“Adjusted Stockholders’ Equity” shall mean the consolidated stockholders’ equity of Bancshares, calculated in accordance with GAAP and reflecting, among other things, the recognition of or accrual for all expenses paid, incurred or projected to be paid or incurred by Bancshares or Seller Bank in connection with this Agreement and the Reorganization, but adjusted to exclude (i) any realized gains with respect to any sales of securities occurring after

September 30, 2006, (ii) with respect to securities that are or were classified as available for sale or as trading securities, any change in the amount of the adjustment required pursuant to SFAS 115 resulting from changes in unrealized gains and losses occurring after September 30, 2006 (iii) any adjustments required in connection with the consummation of the Reorganization pursuant to Section 7.5(d) hereof and (iv) Bancshares Transactional Expenses, not to exceed $600,000. In addition, the amount paid or accrued by Bancshares in respect of the Option Spread pursuant to Section 2.6 and amounts paid or accrued in connection with the obligations under the Employment Related Documents shall have no effect on the Adjusted Stockholders’ Equity for any purpose under this Agreement. Bancshares’ Adjusted Stockholders’ Equity shall be calculated by Bancshares as of the close of business on the last day of the month prior to the month in which the Closing Date shall occur, using reasonable estimates of revenues and expenses where actual amounts are not available. Such calculation shall be subject to verification and approval prior to the Closing by certified public accountants selected by Purchaser.

“Advisors” shall have the meaning given to such term in Section 7.10 hereof.

“Affiliate” of, or a Person “Affiliated” with, a specific Person is a Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

“Aggregate Option Exercise Price” shall mean the aggregate consideration, if any, received by Bancshares in connection with the exercise of Bancshares Stock Options after the date hereof and prior to the Effective Time.

“Applicable Governmental Authorities” shall mean, with respect to a Person, the Regulatory Authorities and any other federal, state, county or local governmental body, instrumentality, agency, board or official having authority or jurisdiction to enforce any Applicable Law and Regulation.

“Applicable Law(s) and Regulation(s)” shall mean, with respect to a Person, all statutes, laws, ordinances, regulations, rules and rulings, and all published guidelines, interpretive letters, advisories or bulletins, of any Applicable Governmental Authority that are applicable to or binding upon such Person, the conduct of its business or any of its assets.

“Asset/Liability Management Policy” shall have the meaning given to such term in Section 4.18(f) hereof.

“Bancshares” shall mean First Federal Bancshares, Inc., a Delaware corporation and the parent holding company for Seller Bank.

“Bancshares Benefit Plans” shall mean the plans, programs, arrangements and agreements described in Section 4.19(a) hereof.

“Bancshares Capital Trust I” shall mean the trust created pursuant to and in accordance with the Trust Agreement.

“Bancshares Certificate” shall mean a stock certificate evidencing ownership of shares of Bancshares Common Stock.

“Bancshares Common Stock” shall have the meaning given to such term in Section 4.5 hereof.

“Bancshares Disclosure Schedule” shall mean the agreements, lists, instruments and other documentation described or referred to in this Agreement as being included in the Bancshares Disclosure Schedule. The inclusion of a fact, circumstance or event in the Bancshares Disclosure Schedule shall not be deemed an admission by Bancshares that such item represents a material exception or that such item is reasonably likely to result in a Bancshares Material Adverse Effect. The Bancshares Disclosure Schedule was delivered to Purchaser in final and complete form three (3) days prior to Bancshares’ execution of this Agreement.

“Bancshares Financial Statements” shall have the meaning given to such term in Section 4.10(a) hereof.

“Bancshares Material Adverse Effect” shall mean an effect that is or could reasonably be expected to be material and adverse to the financial condition, assets, business, or results of operations of Bancshares, and the Bancshares Subsidiaries, taken as a whole, or that would reasonably be expected to materially affect the ability of Bancshares, Purchaser, MergerSub, the Bank or Seller Bank to consummate the Reorganization; provided, however, that none of (i) any such effects resulting from any changes in any law, rule, regulation, regulatory accounting principles or GAAP, or any interpretations thereof that apply generally to financial institutions such as Purchaser, the Bank, Bancshares and Seller Bank, (ii) changes in economic conditions or financial market conditions affecting the banking and thrift industries generally, (iii) any action or omission of Bancshares or any Bancshares Subsidiary taken or omitted to be taken pursuant to the terms of this Agreement or with the written consent or at the written direction of Purchaser or (iv) the effects of the direct out-of-pocket costs of compliance with this Agreement on the results of Bancshares’ operations shall be considered in determining if a Bancshares Material Adverse Effect has occurred.

“Bancshares Permitted Liens” shall mean (i) liens arising out of judgments or awards in respect of which Bancshares or any Bancshares Subsidiary is in good faith prosecuting an appeal or proceedings for review and in respect of which it has secured a subsisting stay of execution pending such appeal or proceedings; (ii) liens for taxes, assessments, and other governmental charges or levies the payment of which is not past due, or as to which Bancshares or any Bancshares Subsidiary is diligently contesting in good faith and by appropriate proceedings either the amount thereof or the liability therefor or both; (iii) deposits, liens or pledges to secure payments of worker’s compensation, unemployment insurance, pensions, or other social security obligations, or the performance of bids, tenders, leases, contracts (other than contracts for the payment of money), public or statutory obligations, surety, stay or appeal bonds, or similar obligations arising in the ordinary course of business; (iv) zoning restrictions, easements, licenses and other restrictions on the use of real property or any interest therein, or minor irregularities in title thereto, that do not materially impair the use of such property in the operation of the business of Bancshares or any Bancshares Subsidiary or the merchantability or the value of such property or interest therein for the purpose of such business; (v) purchase money mortgages or other purchase money or vendor’s liens or security interests (including, without limitation, finance leases), provided that no such mortgage, lien or security interest shall extend to or cover any other property of Bancshares or any Bancshares Subsidiary other than that so purchased; and (vi) pledges and liens given to secure deposits and other liabilities of Bancshares or any Bancshares Subsidiary arising in the ordinary course of banking business;

“Bancshares Properties” shall mean (i) real estate owned or leased by Bancshares or any Bancshares Subsidiary and used or formerly used in the conduct of its business; (ii) the Seller Bank REO; (iii) real estate that is in the process of pending foreclosure or forfeiture proceedings conducted by Bancshares or any Bancshares Subsidiary; (iv) real estate that is held in trust for others by Bancshares or any Bancshares Subsidiary; (v) real estate owned or leased by a partnership or joint venture in which Bancshares or any Bancshares Subsidiary has an ownership interest; and (vi) any other real estate owned or leased by Bancshares or any Bancshares Subsidiary.

“Bancshares Qualified Plans” shall have the meaning given to such term in Section 4.19(b) hereof.

“Bancshares Regulatory Reports” shall have the meaning given to such term in Section 4.18 hereof.

“Bancshares SEC Reports” shall have the meaning given to such term in Section 4.7 hereof.

“Bancshares Stock Option Plans” shall mean the First Federal Bancshares, Inc. 2001 Stock-Based Incentive Plan and the PSFB Bancorp, Inc. 2000 Stock-Based Incentive Plan, both as amended, modified, supplemented or restated from time to time.

“Bancshares Stock Options” shall mean the 201,840 stock options granted or assumed by Bancshares, under the Bancshares Stock Option Plans or otherwise, prior to the date of this Agreement that are outstanding.

“Bancshares Subsidiaries” shall mean Seller Bank, Bancshares Capital Trust I, and any corporation and other entity that Bancshares directly or indirectly controls, or of which Bancshares directly or indirectly owns or controls 5% or more of the outstanding equity securities and any joint ventures in which Bancshares has an equity interest; provided, however, there shall not be included any such entity to the extent that the equity securities of such entity are owned or controlled in a bona fide fiduciary capacity. The term “Bancshares Subsidiary” shall mean any single subsidiary constituting one of the several Bancshares Subsidiaries.

“Bancshares Transactional Expenses” shall mean all Professional Fees, the costs of preparing, printing and mailing the Proxy Statement, and all other costs and expenses incurred by Bancshares and Seller Bank in connection with this Agreement, the Reorganization and the other transactions contemplated hereby.

“Bank” shall mean Heartland Bank and Trust Company, an Illinois state chartered non-member bank that is wholly owned by Purchaser, with its main office located in Bloomington, Illinois.

“Best Efforts” shall mean commercially reasonable good faith efforts.

“BHCA” shall mean the Bank Holding Company Act of 1956, as amended.

“Business Day” shall mean any day other than a Saturday, a Sunday or any other day that the Bank is authorized or required to be closed.

“Certificate of Merger” shall mean the certificate of merger to be filed by Bancshares and MergerSub with the Secretary of State of the State of Delaware pursuant to Section 2.2 hereof.

“Change in Control Benefit” shall have the meaning given to such term in Section 4.19(a) hereof.

“Closing” shall mean the actions required to consummate the Reorganization which shall take place as provided in Article II hereof after the satisfaction or waiver of all of the conditions set forth in Article VIII hereof.

“Closing Date” shall mean the date the Closing occurs.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Competing Proposal” shall have the meaning given to such term in Section 5.4(b) hereof.

“Confidentiality Agreement” shall mean that agreement dated June 2, 2006 between Purchaser and Bancshares.

“DIF” shall mean the Deposit Insurance Fund administered by the FDIC.

“DGCL” shall mean the Delaware General Corporation Law, as amended.

“Disclosure Schedule Related Breach” shall have the meaning given to such term in Section 7.6(b) hereof.

“Disclosure Schedule Update” shall have the meaning given such term in Section 7.6(b) hereof.

“Dissenting Share” shall mean a share of Bancshares Common Stock held by any Person who properly exercises (including timely perfection and timely compliance with all other requirements under Section 262 of the DGCL) any appraisal rights under the DGCL with respect to such share.

“Effective Time” shall mean the time at which the Certificate of Merger relating to the Merger that will be filed pursuant to Section 2.2 hereof shall become effective in accordance with the DGCL.

“Employment Related Documents” shall have the meaning given to such term in Section 7.4(c) hereof.

“Environmental Law(s)” shall mean any law, regulation, rule, ordinance or similar requirement which governs or protects the environment or human safety enacted by the United States, any state, or any county, city or agency or subdivision of the United States or any state.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ESOP” shall have the meaning given to such term in Section 4.19(h) hereof.

“ESOP Loan” shall have the meaning given to such term in Section 4.19(h) hereof.

“FDI Act” shall mean the Federal Deposit Insurance Act, as amended.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“Federal Reserve” shall mean the Board of Governors of the Federal Reserve System.

“FIRF” shall mean the multiple-employer pension plan known as the “Financial Institutions Retirement Fund” in which Bancshares has participated and to which it has made contributions.

“GAAP” shall mean generally accepted accounting principles in the United States as historically applied on a consistent basis by Bancshares and Seller Bank.

“Guarantee Agreement” shall mean that certain Guarantee Agreement between Bancshares and Wilmington Trust Company, as Guarantee Trustee, dated as of March 25, 2004.

“Hazardous Material(s)” shall mean any material or substance: (i) which is a “hazardous substance,” “pollutant” or “contaminant,” pursuant to the Comprehensive Environmental Response Compensation and Liability Act (“CERCLA”) (42 U.S.C. 9601 et seq.), as amended, and regulations promulgated thereunder; (ii) containing gasoline, oil, diesel fuel or other petroleum product; (iii) which is “hazardous waste” pursuant to the Federal Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), as amended, and regulations promulgated thereunder; (iv) containing polychlorinated biphenyls (PCBs); (v) containing asbestos; (vi) which is radioactive; (vii) the presence of which requires investigation or remediation under any Environmental Law (defined above); or (viii) which is defined or identified as a “hazardous waste,” “hazardous substance,” “pollutant,” “contaminant,” or “biologically Hazardous Material” under any Environmental Law.

“HOLA” shall mean the federal Home Owners’ Loan Act, as amended.

“HSRA” shall mean the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.

“IBA” shall mean the Illinois Banking Act, as amended.

“Immediate Family” shall mean a Person’s spouse and, if they reside with such Person, parents and children.

“Indemnified Party” shall have the meaning given to such term in Section 6.2(a) hereof.

“Indenture” shall mean that certain Indenture between Bancshares and Wilmington Trust Company, as Trustee, dated as of March 25, 2004.

“Intellectual Property” shall have the meaning given to such term in Section 4.27(f) hereof.

“Investment Securities” shall have the meaning given to such term in Section 4.18(a) hereof.

“IRS” shall mean the Internal Revenue Service.

“Knowledge” or “to the Knowledge of” shall mean (i) with respect to Bancshares, actual knowledge of any of the members of the board of directors or any of the executive officers of Bancshares or any of the Bancshares Subsidiaries, including the executive officers set forth on Schedule 1 and (ii) with respect to Purchaser, actual knowledge of any of the members of the board of directors or executive officers of Purchaser or the Purchaser Subsidiaries. An individual shall be deemed to have actual knowledge of a particular fact or other matter if: (A) such individual is actually aware of such fact or other matter; or (B) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

“Letter of Transmittal” shall have the meaning given to such term in Section 2.5(c) hereof.

“Liabilities” shall mean, with respect to a Person, all of the obligations or liabilities of such Person, whether accrued, absolute, contingent, unliquidated or otherwise, whether due or becoming due, and regardless of when asserted, arising out of transactions or events heretofore entered into, or any action or inaction, including taxes with respect to or based upon transactions or events heretofore occurring, that are required to be reflected, disclosed or reserved against in such Person’s audited consolidated financial statements in accordance with GAAP.

“Loan Loss Reserve Policy” shall have the meaning given to such term in Section 4.17(h) hereof.

“Loan Policy” shall have the meaning given to such term in Section 4.17(h) hereof.

“Loans” shall have the meaning given to such term in Section 4.17(a) hereof.

“Mailing Date” shall have the meaning given to such term in Section 5.2(e) hereof.

“Maximum Insurance Amount” shall have the meaning given to such term in Section 6.2(c) hereof.

“Merger” shall mean the merger of MergerSub with and into Bancshares pursuant to Article II hereof, which provides, among other things, that Bancshares shall be the surviving corporation.

“Merger Consideration” shall mean the right to receive $23.00 in cash per share of Bancshares Common Stock, into which right all shares of Bancshares Common Stock shall be converted in the Merger pursuant to Article II hereof. The aggregate Merger Consideration shall not exceed the sum of (i) $28,734,268, plus (ii) an amount equal to the product of (a) $23.00 multiplied by (b) the number of issued and outstanding shares of Bancshares Common Stock issued upon the exercise of Bancshares Stock Options after the date hereof and prior to the Effective Time.

“MergerSub” shall mean Heartland Acquisition Corporation, a Delaware corporation that is wholly owned by Purchaser and was organized by Purchaser solely for the purpose of facilitating the Merger.

“Mortgaged Premises” shall mean each (i) real property interest (including any fee or leasehold interest) that is encumbered or affected by any mortgage, deed of trust, deed to secure debt or other similar document or instrument granting to Bancshares or any Bancshares Subsidiary a lien on or security interest in such real property interest, and (ii) any other real property interest upon which is situated assets or other property affected or encumbered by any document or instrument granting to Bancshares or any Bancshares Subsidiary a lien thereon or security interest therein.

“Option Spread” shall have the meaning given to such term in Section 2.4(c) hereof. The aggregate of the Option Spreads shall not exceed an amount equal to the difference between (i) $1,574,786.78, less (ii) an amount equal to the difference between (a) product of (1) the number of Bancshares Stock Options exercised after the date hereof and prior to the Effective Time, multiplied by (2) $23.00 less (b) the Aggregate Option Exercise Price.

“OTS” shall mean the Office of Thrift Supervision.

“Paying Agent” shall mean Computershare Investor Services, or such other Person as the parties may mutually agree upon, as agent for the purpose of effectuating the payment of the Merger Consideration in accordance with Article II hereof.

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Person” shall mean any individual, corporation, limited liability company, business trust, association, partnership, joint venture, other entity, government or governmental department or agency.

“Professional Fees” shall means all fees and expenses of all Advisors for services rendered in connection with this Agreement and the transactions contemplated hereby, regardless of which party paid such fees, including fees and expenses of Advisors arising out of, relating to or incidental to the discussion, evaluation, financing, negotiation and documentation of the transactions contemplated hereby.

“Proxy Statement” shall have the meaning given to such term in Section 5.2(b) hereof.

“Purchaser” shall mean Heartland Bancorp, Inc., a Delaware corporation that is the bank holding company for the Bank.

“Purchaser Material Adverse Effect” shall mean an effect that is or could reasonably be expected to be material and adverse to the financial condition, assets, business, or results of operations of Purchaser, and the Purchaser Subsidiaries, taken as a whole, or that would reasonably be expected to materially affect the ability of Bancshares, Purchaser, MergerSub, the Bank or Seller Bank to consummate the Reorganization; provided, however, that none of (i) any such effects resulting from any changes in any law, rule, regulation, regulatory accounting principles or GAAP, or any interpretations thereof that apply generally to financial institutions such as Purchaser, the Bank, Bancshares and Seller Bank, (ii) changes in economic conditions or financial market conditions affecting the banking and thrift industries generally, or (iii) the effects of the direct out-of-pocket costs of compliance with this Agreement on the results of Purchaser’s operations shall be considered in determining if a Purchaser Material Adverse Effect has occurred.

“Purchaser Subsidiaries” shall mean the Bank, MergerSub and any corporation and other entity that Purchaser directly or indirectly controls, or of which Purchaser directly or indirectly owns or controls 5% or more of the outstanding equity securities and any joint ventures in which Purchaser has an equity interest; provided, however, there shall not be included any such entity to the extent that the equity securities of such entity are owned or controlled in a bona fide fiduciary capacity. The term “Purchaser Subsidiary” shall mean any single subsidiary constituting one of the several Purchaser Subsidiaries.

“Regulatory Approvals” shall mean the approval, non-objection or waiver of the OTS, the Federal Reserve, the U.S. Department of Justice and any other Applicable Governmental Authorities whose approval, non-objection or waiver is necessary for the consummation of the Reorganization.

“Regulatory Authorities” shall mean the OTS, the Federal Reserve, the U.S. Department of Justice, and any Applicable Governmental Authorities having jurisdiction over any aspect of the Reorganization.

“Reorganization” shall mean the series of transactions contemplated in this Agreement including and resulting in the Merger.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Seller Bank” shall mean First Federal Bank, a federal savings bank that is wholly owned by Bancshares, with its main office located at Colchester, Illinois.

“Seller Bank Common Stock” shall have the meaning given such term in Section 4.5(b) hereof.

“Seller Bank Interim Financial Statements” shall have the meaning given to such term in Section 4.10(b).

“Seller Bank Preferred Stock” shall have the meaning given such term in Section 4.5(b) hereof.

“Seller Bank Regulatory Reports” shall have the meaning given to such term in Section 4.9 hereof.

“Seller Bank REO” shall mean other real estate owned by Seller Bank, as defined by the rules and regulations of the OTS.

“Significant Subsidiary” shall have the meaning given to such term in Section 5.4(b) hereof.

“Signing Event” shall have the meaning given to such term in Section 9.2 hereof.

“Stockholders’ Meeting” shall have the meaning given to such term in Section 5.2(a) hereof.

“Subordinated Debentures” shall mean the subordinated debentures issued by Bancshares pursuant to the Indenture.

“Superior Proposal” shall have the meaning given to such term in Section 5.4(b) hereof.

“Surviving Corporation” shall have the meaning given such term in Section 2.1 hereof.

“Tax” shall have the meaning given to such term in Section 4.15(a) hereof.

“Termination Date” shall mean August 31, 2007, or such other date as shall have been agreed to in writing by Bancshares and Purchaser.

“Third Party” shall have the meaning given to such term in Section 5.4(b) hereof.

“Trust Agreement” shall mean that certain Amended and Restated Declaration of Trust of Bancshares Capital Trust I, dated as of March 25, 2004.

“Trust Preferred Securities” shall mean the preferred securities issued pursuant to the Trust Agreement.

1.2 Principles of Construction. In this Agreement, unless otherwise stated or the context otherwise requires, the following usages apply:

(a) unless otherwise provided herein, actions permitted but not required under this Agreement may be taken at any time, and from time to time, in the actor’s sole discretion;

(b) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to, and including”;

(c) headings are inserted for convenience of reference only and are not a part of, nor shall they affect any construction or interpretation of this Agreement;

(d) unless otherwise specified, indications of time of day mean Chicago, Illinois, time;

(e) all references to Articles, Sections, Schedules and Exhibits are to Articles, Sections, Schedules and Exhibits in or to this Agreement unless otherwise specified;

(f) references to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or successor, as in effect at the relevant time;

(g) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality;

(h) “including” shall mean “including, but not limited to;”

(i) unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular and all words in any gender shall extend to and include all genders;

(j) any reference to a document or set of documents in this Agreement, and the rights and obligations of the parties under any such documents, shall mean such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof; and

(k) all references to dollars ($) shall mean United States currency.

ARTICLE II

THE MERGER; EFFECT; PAYMENT; CLOSING

2.1 The Merger. In accordance with the terms and subject to the conditions of this Agreement, including the receipt of all Regulatory Approvals and all requisite stockholder approvals, Bancshares, MergerSub and Purchaser shall cause the Merger to be consummated, pursuant to which MergerSub shall be merged with and into Bancshares and the separate corporate existence of MergerSub shall thereupon cease, and Bancshares shall be the surviving corporation in the Merger (the “Surviving Corporation”).

2.2 Closing; Effective Time. Subject to all of the terms and conditions of this Agreement, the Closing of the Merger shall occur on a date that is mutually agreed upon by the parties; provided, that, in the absence of an agreement, the Closing shall occur as soon as practicable following the date on which the conditions set forth in Article VIII have been satisfied or waived, but in no event later than the fifth (5th) Business Day of the calendar month following the calendar month in which such date occurs. The Closing of the Merger and the consummation of the other aspects of the Reorganization shall take place at the Law Offices of Barack Ferrazzano et al., 333 West Wacker Drive, Suite 2700, Chicago, Illinois 60606, at a time to be mutually agreed upon by the parties. The Merger shall become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (the “Certificate of Merger”), or at such time thereafter as Purchaser and Bancshares may agree upon in writing and provide in the Certificate of Merger.

2.3 Effects of Merger.

(a) At and after the Effective Time, the Surviving Corporation shall be governed by the laws of the State of Delaware with all of its rights, privileges, powers and franchises unaffected by the Merger, and shall possess all assets and property of every description, whether real, personal or mixed, and every interest in the assets and property, contingent or otherwise, wherever located, and the rights, privileges, immunities, powers, franchises and authority, of a public as well as a private nature, of each of Bancshares and MergerSub, including all debts due on whatever account, all choses in action, and each and every interest of or belonging or due to each of Bancshares or MergerSub, all of which shall vest in the Surviving Corporation without further act or deed; and the title to all real estate, or any interest therein, vested in any of such corporations shall not revert or in any way be impaired by the Merger. At and after the Effective Time, the Merger shall have the further effects as set forth in Sections 251, 259, 260 and 261 of the DGCL.

(b) The certificate of incorporation of MergerSub shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with the provisions thereof and the DGCL.

(c) The bylaws of MergerSub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until altered, amended or repealed as provided therein, or in accordance with the certificate of incorporation of the Surviving Corporation and the DGCL.

(d) The directors of the Surviving Corporation shall be the Persons who were directors of MergerSub immediately prior to the Effective Time. The officers of the Surviving Corporation shall be the Persons who were officers of MergerSub immediately prior to the Effective Time.

2.4 Effects of Merger on Capital Stock and Stock Options. Upon the Merger becoming effective and at the Effective Time:

(a) Each share of Bancshares Common Stock issued and outstanding immediately prior to the Effective Time of the Merger shall, ipso facto and without any action on the part of any holder thereof, become and be converted into the right to receive the Merger Consideration from Purchaser. Each certificate representing outstanding Bancshares Common Stock shall, after the Effective Time of the Merger, represent only the right to receive the Merger Consideration from Purchaser. Each holder of Bancshares Common Stock, upon surrender to the Paying Agent, in proper form for cancellation, of the Bancshares Certificate representing such holder’s Bancshares Common Stock, shall be entitled to receive a check from the Paying Agent in an appropriate amount of the Merger Consideration for such shares. Until so presented and surrendered in exchange for the Merger Consideration, each certificate that represented issued and outstanding Bancshares Common Stock shall be deemed for all purposes to evidence the right to receive the Merger Consideration. No interest shall accrue or be payable with respect to the Merger Consideration.

(b) Each share of Bancshares Common Stock issued and owned of record by Purchaser or by Bancshares as treasury stock immediately prior to the Effective Time of the Merger shall be cancelled and retired, and no cash shall be payable, with respect thereto.

(c) Each Bancshares Stock Option shall, ipso facto and without any action on the part of holders thereof, become and be converted into the right to receive the difference between the Merger Consideration and the applicable option exercise price (the “Option Spread”), payable as provided herein. Prior to the Effective Time, the board of directors of Bancshares and the committee or committees established under the Bancshares Stock Option Plans shall take such actions or make such determinations as may be required under the Bancshares Stock Option Plans, subject to the approval of Purchaser, to effect the provisions of this Agreement.

(d) Each share of the common stock of MergerSub that is issued and outstanding at the Effective Time of the Merger shall, ipso facto and without any action on the part of the holder thereof, continue as one share of the common stock of the Surviving Corporation, and all of such shares of common stock of the Surviving Corporation shall be owned by Purchaser. Outstanding certificates representing shares of common stock of MergerSub shall be deemed to represent an identical number of shares of common stock of the Surviving Corporation.

2.5 Payment for Shares.

(a) As soon as practicable after the Effective Time, but no later than five (5) Business Days thereafter, the parties shall deliver or cause to be delivered to the Paying Agent a certified copy of the list of the holders of Bancshares Common Stock as of the Effective Time. From and after the Effective Time, the stock transfer records of Bancshares shall be closed and there shall be no further registrations or transfers on the stock transfer books of Bancshares of the shares of Bancshares Common Stock that were outstanding immediately prior to the Effective Time.

(b) At and from time to time after the Effective Time, Purchaser shall make available or cause to be made available to the Paying Agent amounts sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments of the Merger Consideration to the holders of Bancshares Common Stock issued and outstanding immediately prior to the Effective Time.

(c) As soon as practicable after the Effective Time, but no later than ten (10) Business Days thereafter, Purchaser shall use its Best Efforts to cause the Paying Agent to mail to each Person (or deliver to each Person, at such Person’s expense, who requests delivery) who was, at the Effective Time, a holder of record of issued and outstanding Bancshares Common Stock, a letter of transmittal and instructions for use in effecting the surrender of Bancshares Certificate(s) which, immediately prior to the Effective Time, represented such shares (the “Letter of Transmittal”).

(d) Upon surrender to the Paying Agent of such Bancshares Certificates (or such documentation as is acceptable to and required by the Paying Agent with respect to lost Bancshares Certificate(s)), together with such Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, the Paying Agent shall promptly cause to be paid to the Persons entitled thereto a check in the amount to which such Persons are entitled, after giving effect to any required Tax withholdings.

(e) If payment is to be made to a Person other than the registered holder of Bancshares Certificate(s) surrendered, it shall be a condition of any such payment that the Bancshares Certificate(s) so surrendered shall be properly endorsed or otherwise executed in proper form for transfer and that the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of Bancshares Certificate(s) surrendered, or establish to the satisfaction of Purchaser or the Paying Agent that any such Tax has been paid or is not applicable.

(f) One hundred eighty (180) days following the Effective Time, (i) the Paying Agent shall deliver to Purchaser a certified list of the names and addresses of all former registered holders of Bancshares Common Stock who have not then surrendered their Bancshares Certificates to receive the Merger Consideration to which they are entitled, and (ii) Purchaser shall be entitled at its election to cause the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent which have not been disbursed to holders of certificates formerly representing Bancshares Common Stock outstanding at the Effective Time. Upon the delivery of such funds to Purchaser, such holders shall be entitled to look to Purchaser only as general creditors thereof with respect to the cash payable upon due surrender of their Bancshares Certificates.

(g) The Merger Consideration paid pursuant to this Article II shall constitute and represent full satisfaction of all rights pertaining to such shares of Bancshares Common Stock.

(h) Except as otherwise expressly provided herein or in the Letter of Transmittal, Purchaser shall pay all charges and expenses in connection with the payment of the Merger Consideration in exchange for Bancshares Common Stock.

2.6 Payment of Option Spread. Immediately prior to the Effective Time, all outstanding Bancshares Stock Options shall become immediately exercisable and fully vested. At the Effective Time, all outstanding Bancshares Stock Options shall be cancelled and Bancshares shall pay each holder, for each Bancshares Stock Option held, an amount in cash equal to the Option Spread reduced by any required Tax withholdings. The payment of the Option Spreads pursuant to this Article II shall be delivered and paid by Bancshares in full satisfaction of all rights pertaining to the Bancshares Stock Option Plans and the Bancshares Stock Options.

2.7 Escheat. Notwithstanding anything in this Article II or elsewhere in this Agreement to the contrary, neither the Paying Agent nor any party hereto shall be liable to a former holder of Bancshares Common Stock or any Bancshares Stock Options for any funds delivered to a public official pursuant to any applicable escheat or abandoned property laws.

2.8 Dissenting Shares. The holder of any Dissenting Share shall have the rights, subject to the limitations, provided by Section 262 of the DGCL. If at any time a holder of Dissenting Shares shall lose or withdraw such holder’s rights to appraisal with respect to such holder’s shares of Bancshares Common Stock, then such shares shall be converted into the right to receive the Merger Consideration in respect of such shares.

2.9 Purchaser’s Deliveries at Closing. At the Closing, Purchaser shall deliver, or cause to be delivered, to Bancshares the following items:

(a) evidence of the delivery by Purchaser or its agents to the Paying Agent of the aggregate amount of the Merger Consideration for payment to the holders of Bancshares Common Stock as provided in this Agreement;

(b) good standing certificates for Purchaser issued by the Secretary of State of the State of Delaware and the Secretary of State of the Illinois and for MergerSub issued by the Secretary of State of the State of Delaware, each dated not more than fifteen (15) Business Days prior to the Closing Date.

(c) a copy of the certificate of incorporation of each of Purchaser and MergerSub certified not more than fifteen (15) Business Days prior to the Closing Date by the Secretary of State of the State of Delaware;

(d) a certificate of the Secretary of each of Purchaser and MergerSub dated the Closing Date certifying (i) a copy of the bylaws of such corporation; and (ii) copies of resolutions of the board of directors of each such corporation and by Purchaser as the sole stockholder of MergerSub authorizing and approving this Agreement and the Reorganization;

(e) a certificate of the President of Purchaser and MergerSub dated the Closing Date certifying that: (i) there have been no further amendments to the charter and certificate of incorporation delivered pursuant to subsection (c) of this Section; and (ii) the conditions set forth in Sections 8.2(a) and 8.2(b) of this Agreement have been satisfied;

(f) copies of each of the Regulatory Approvals;

(g) such documents as shall be necessary to evidence the assumption by Purchaser of the obligations of Bancshares under the Indenture, the Trust Agreement and the Guarantee Agreement, together with any other documents that shall be required to be delivered under the Indenture, Trust Agreement or Guarantee Agreement to ensure that the Subordinated Debentures remain outstanding and the Trust Preferred Securities issued pursuant to the Trust Agreement remain issued and outstanding;

(h) a legal opinion of Purchaser’s counsel, Barack Ferrazzano et al., substantially in the form set forth in Exhibit A hereto and dated as of the Effective Time; and

(i) such other documents as Bancshares or its counsel shall reasonably request.

2.10 Bancshares’ Deliveries at Closing. At the Closing, Bancshares shall deliver, or cause to be delivered, to Purchaser the following items:

(a) good standing certificates for Bancshares issued by the Secretary of State of the State of Delaware, and the Secretary of State of the State of Illinois, each dated not more than fifteen (15) Business Days prior to the Closing Date;

(b) a good standing certificate for Seller Bank issued by the OTS and dated not more than fifteen (15) Business Days prior to the Closing Date;

(c) a copy of the certificate of incorporation of Bancshares certified by the Secretary of State of the State of Delaware, which shall be certified as of a date which is not more than fifteen (15) Business Days prior to the Closing Date;

(d) a copy of the charter of Seller Bank certified by the OTS as of a date which is not more than fifteen (15) Business Days prior to the Closing Date;

(e) a certificate of the Secretary of Bancshares dated the Closing Date certifying (i) a copy of the bylaws of Bancshares, (ii) copies of resolutions of the board of directors of Bancshares and the stockholders of Bancshares authorizing and approving this Agreement and the Reorganization;

(f) a certificate of the Secretary or an assistant secretary of Seller Bank dated the Closing Date certifying a copy of the bylaws of Seller Bank;

(g) a certificate executed by the President of Bancshares dated the Closing Date certifying that: (i) there have been no further amendments to the certificate of incorporation and charter delivered pursuant to subsections (c) and (d) of this Section; and (ii) the conditions set forth in Sections 8.1(a) and 8.1(b) of this Agreement have been satisfied;

(h) a legal opinion of Bancshares’ counsel, Muldoon Murphy & Aguggia LLP, substantially in the form set forth in Exhibit B attached hereto and dated as of the Effective Time;

(i) resignations from all of the directors of Seller Bank and those officers of Seller Bank that are so identified in writing by Purchaser at or prior to the Closing;

(j) such documents as shall be reasonably requested by Purchaser which evidence the approval of the assumption by Purchaser of the obligations of Bancshares under the Indenture, the Trust Agreement and the Guarantee Agreement and ensure that the Subordinated Debentures remain outstanding and the Trust Preferred Securities issued pursuant to the Trust Agreement remain outstanding; and

(k) such other documents as Purchaser or its counsel shall reasonably request.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Bancshares that each of the following statements in this Article III is true and correct on the date hereof and will be true and correct at Closing.

3.1 Organization.

(a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority, corporate and otherwise, to own, operate and lease its assets, properties and businesses and to carry on its businesses substantially as they have been and are now being conducted. Purchaser is qualified to do business and is in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires that it be so qualified, except where the failure to so qualify would not have a Purchaser Material Adverse Effect. Purchaser has all requisite corporate power and authority to enter into this Agreement and, upon the receipt of all Regulatory Approvals, to consummate the Reorganization. Purchaser is duly registered as a bank holding company under the BHCA and the regulations of the Federal Reserve.

(b) MergerSub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority, corporate and otherwise, to own, operate and lease its assets, properties and businesses and to carry on its businesses substantially as they have been and are now being conducted. MergerSub is duly qualified to do business and is in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires that it be so qualified, except where the failure to so qualify would not have a Purchaser Material Adverse Effect. MergerSub has all requisite corporate power and authority to enter into this Agreement and, upon the receipt of all Regulatory Approvals, to consummate the Reorganization.

(c) The Bank is an Illinois state-chartered non-member bank duly organized and in existence under the laws of the State of Illinois and its deposits are insured by the FDIC through the DIF to the full extent permitted under the FDI Act.

(d) Purchaser has no direct or indirect subsidiaries other than the Purchaser Subsidiaries. Each of the Purchaser Subsidiaries is wholly owned by either Purchaser or the Bank. Each Purchaser Subsidiary other than the Bank is a duly organized and validly existing corporation in good standing under the laws of the State of Illinois or Delaware, with corporate power and authority to own, operate and lease its assets and properties, and carry on its business substantially as it has been and is now being conducted.

(e) Purchaser and each Purchaser Subsidiary hold all licenses, certificates, permits, franchises and rights from all Applicable Governmental Authorities necessary for the conduct of its and their respective businesses, except where the failure to so hold would not have a Purchaser Material Adverse Effect.

3.2 Authorization. The execution, delivery and performance of the Agreement and the consummation of the Reorganization have been duly and unanimously approved and authorized by the boards of directors of Purchaser and MergerSub, and all necessary corporate action on the part of Purchaser and MergerSub has been taken. The Agreement has been, or where applicable, will be, duly executed and delivered by Purchaser and MergerSub, as applicable, and, subject to the Regulatory Approvals, will constitute the valid and binding obligations of Purchaser and MergerSub, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles and doctrines. Neither the charter nor the bylaws of Purchaser will need to be amended to effectuate the Reorganization.

3.3 Conflicts. The execution and delivery of the Agreement does not, and the consummation of the Reorganization will not, conflict with or result in any violation of the certificate of incorporation or bylaws of Purchaser, MergerSub or the Bank or similar documents of any other Purchaser Subsidiary. The execution and delivery of the Agreement does not, and the consummation of the Reorganization will not, conflict with or result in any violation, breach or termination of, or default or loss of a material benefit under, or permit the acceleration of, any obligation or result in the creation of any material lien, charge or encumbrance on any of the property or assets under any provision of any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree or Applicable Law and Regulation, other than any such conflicts, violations, defaults or losses of benefits that (i) individually or in the aggregate do not have a Purchaser Material Adverse Effect, or (ii) will be cured or waived prior to the Effective Time.

3.4 Proxy Statement Disclosure. None of the information to be supplied by Purchaser for inclusion in the Proxy Statement or any amendments thereof or supplements thereto will, at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.5 Litigation. There is no suit, action, investigation or proceeding, legal, quasi-judicial, administrative or otherwise, pending or, to Purchaser’s Knowledge, threatened against or affecting Purchaser or any Purchaser Subsidiary, or any of their respective officers, directors, employees or agents, in their capacities as such, which, if adversely determined, would have a Purchaser Material Adverse Effect, or which is seeking to enjoin consummation of the Reorganization or to obtain other relief in connection with this Agreement or the Reorganization, nor is there any judgment, decree, injunction, rule or order of any court, arbitrator or Applicable Governmental Authority outstanding against Purchaser or any Purchaser Subsidiary or any of their respective officers, directors, employees or agents, in their capacities as such, having, or which could reasonably be foreseen to have in the future, a Purchaser Material Adverse Effect.

3.6 Adequate Funds. At the Effective Time, Purchaser will have sufficient funds and capital to carry out its obligations under the Agreement and to consummate the Reorganization.

3.7 No Share Ownership. As of the date hereof, neither Purchaser, any Affiliate nor any Purchaser Subsidiary owns any shares of Bancshares Common Stock.

3.8 Compliance with Laws.

(a) The businesses of Purchaser and each Purchaser Subsidiary are not being conducted in violation of any Applicable Law and Regulation, including the BHCA, the FDI Act, the IBA, any laws affecting financial institutions (including those pertaining to the Bank Secrecy Act, the investment of funds, the lending of money, the collection of interest and the extension of credit), federal and state securities laws, laws and regulations relating to financial statements and reports, truth-in-lending, truth-in-savings, fair debt collection practices, usury, fair credit reporting, consumer protection, unfair trade practices, occupational safety, fair employment practices, fair labor standards, escheat and laws and regulations relating to employee benefits, and any statutes or ordinances relating to the properties occupied or used by Purchaser or any Purchaser Subsidiary, except for possible or actual violations which either individually or in the aggregate do not and, insofar as reasonably can be foreseen in the future, will not have a Purchaser Material Adverse Effect.

(b) The policies, programs and practices of Purchaser and each Purchaser Subsidiary relating to wages, hours of work, and other terms and conditions of employment are in compliance in all material respects with Applicable Laws and Regulations governing employment and terms and conditions of employment. There are no disputes, claims, or charges, pending or, to Purchaser’s Knowledge, threatened, against Purchaser or any Purchaser Subsidiary alleging breach of any express or implied employment contract or commitment, or material breach of any Applicable Law and Regulation relating to employment or terms and conditions of employment, and, to Purchaser’s Knowledge, there is no basis for any valid claim or charge with regard to such matters.

(c) No investigation or review by any Applicable Governmental Authority with respect to Purchaser or any Purchaser Subsidiary is pending or, to Purchaser’s Knowledge, threatened, nor has any Applicable Governmental Authority indicated to Purchaser an intention to conduct the same, other than normal bank and bank holding company regulatory examinations and those whose outcome will not have a Purchaser Material Adverse Effect.

(d) The Bank’s current rating under the Community Reinvestment Act of 1977 and the regulations promulgated thereunder is “satisfactory.”

3.9 Regulatory Approvals. Except for (i) the approval of the Federal Reserve of the Merger, (ii) the approval of the Agreement by the stockholders of Bancshares, (iii) the filing of a proxy statement with the SEC, (iv) the filing of the Certificate of Merger with respect to the Merger with the Secretary of State of the State of Delaware, (v) such consents as are necessary to permit Purchaser to assume the obligations of Bancshares under the Indenture, the Trust Agreement and the Guarantee Agreement and (vi) in connection, or in compliance with the provisions of the HSRA, the Securities Act, the Securities Exchange Act, the HOLA, the BHCA, the rules and regulations of the Federal Reserve, and the environmental, corporation, securities or blue sky laws or regulations of the various states, no filing or registration with, or authorization, consent, order or approval of or declaration or filing with, any other party is necessary for the execution and delivery of the Agreement or the consummation by Purchaser or MergerSub of the Reorganization. As of the date hereof, Purchaser knows of no reason why the Regulatory Approvals should not be obtained without the imposition of any material non-Purchaser condition or restriction.

3.10 Regulatory Investigations. Neither Purchaser nor any Purchaser Subsidiary (i) is subject to any cease-and-desist or other order or enforcement action issued by, (ii) is a party to any written agreement, consent agreement or memorandum of understanding with, (iii) is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, (iv) is a recipient of any supervisory letter from, (v) has been ordered to pay any civil money penalty by, or (vi) has adopted any policies, procedures or board resolutions at the request of any Regulatory Authority or other Applicable Governmental Authority that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its management or its business, nor has Purchaser or any Purchaser Subsidiary been advised by any Regulatory Authority or other Applicable Governmental Authority that it is considering issuing, initiating, ordering or requesting any of the foregoing.

3.11 Financial Statements. Prior to the execution of this Agreement, Purchaser has delivered or made available to Bancshares a complete and accurate copy of Purchaser’s audited consolidated financial statements for the fiscal years ended December 31, 2005 and 2004. Such financial statements (including any footnotes thereto) have been prepared in accordance with GAAP, applied on a consistent basis during the periods involved, except as indicated in the notes thereto, and fairly present the financial position of Purchaser as of the dates thereof and the results of operations, changes in stockholders’ equity and cash flows for the periods then ended.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BANCSHARES

Bancshares represents and warrants to Purchaser that each of the following statements in this Article IV is true and correct on the date hereof and will be true and correct at Closing. As expressly set forth below in this Article IV, certain representations and warranties are qualified by disclosures set forth in the Bancshares Disclosure Schedule.

4.1 Organization.

(a) Bancshares is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority, corporate and otherwise, to own, operate and lease its assets, properties and businesses and to carry on its businesses substantially as they have been and are now being conducted. Bancshares is qualified to do business and is in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires that it be so qualified, except where the failure to so qualify would not have a Bancshares Material Adverse Effect. Bancshares has all requisite corporate power and authority to enter into this Agreement and, upon the receipt of all Regulatory Approvals and the approval of the majority of the stockholders of Bancshares as hereinafter provided, to consummate the Reorganization. Bancshares is duly registered as a savings and loan holding company under the HOLA.

(b) Seller Bank is a federal savings bank duly organized and in existence under the laws of the United States and its deposits are insured by the FDIC to the full extent permitted under the FDI Act. Seller Bank is a “qualified thrift lender,” as that term is used in Section 10(m) of the HOLA.

(c) Bancshares Capital Trust I has been duly formed and is validly existing and in good standing as a business trust under the Delaware Business Trust Act. Under the Delaware Business Trust Act and the Trust Agreement, Bancshares Capital Trust I has the trust power and authority to conduct its business as now being conducted. The outstanding Trust Preferred Securities were validly issued and are fully paid and nonassessable. The Indenture was duly authorized, executed and delivered by Bancshares and constitutes a valid and binding obligation of Bancshares, enforceable against Bancshares in accordance with its terms.

4.2 Authorization. The execution, delivery and performance of the Agreement and the consummation of the Reorganization have been duly approved and authorized by the board of directors of Bancshares, and all necessary corporate action on the part of Bancshares has been taken, subject to the approval of this Agreement by the stockholders of Bancshares. The Agreement has been, or where applicable, will be, duly executed and delivered by Bancshares, and, subject to the Regulatory Approvals, and, in the case of this Agreement and the Reorganization, the approval by the majority of the stockholders of Bancshares, will constitute the valid and binding obligations of Bancshares, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles or doctrines. Neither the certificate of incorporation nor the bylaws of Bancshares will need to be amended to effectuate the Reorganization.

4.3 Conflicts.

(a) The execution and delivery of the Agreement does not, and the consummation of the Reorganization will not, conflict with or result in any violation of the certificate of incorporation or bylaws of Bancshares or similar documents of any Bancshares Subsidiary. The execution and delivery of the Agreement does not, and the consummation of the Reorganization will not, conflict with or result in any violation, breach or termination of, or default or loss of a material benefit under, or permit the acceleration of, any obligation or result in the creation of any material lien, charge or encumbrance on any of the property or assets under any provision of any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree or Applicable Law and Regulation, other than any such conflicts, violations, defaults or losses of benefits that (i) individually or in the aggregate do not have a Bancshares Material Adverse Effect, or (ii) will be cured or waived prior to the Effective Time.

(b) Except for (i) the approval of the Federal Reserve of the Merger, (ii) the approval of the Agreement by the stockholders of Bancshares, (iii) the filing of a proxy statement with the SEC, (iv) the filing of the Certificate of Merger with respect to the Merger with the Secretary of State of the State of Delaware and (v) such consents as are necessary to permit Purchaser to assume the obligations of Bancshares under the Indenture, the Trust Agreement and the Guarantee Agreement, no filing or registration with, or authorization, consent, order or approval of or declaration or filing with, any other party is necessary for the execution and delivery of the Agreement or the consummation by Bancshares of the Reorganization.

4.4 Antitakeover Provisions Inapplicable. No “business combination,” “moratorium,” “control share” or other state antitakeover statute or regulation, or any provision in Bancshares’ certificate of incorporation or bylaws, (i) prohibits or restricts Bancshares’ ability to perform its obligations under the Agreement, or the Certificate of Merger, or its ability to consummate the Reorganization, (ii) would have the effect of invalidating or voiding the Agreement or the Certificate of Merger or any provision hereof or thereof, (iii) would subject Purchaser to any material impediment or condition in connection with the exercise of any of its rights under the Agreement, or (iv) would require greater than a majority of the directors or greater than a majority of the stockholders of Bancshares to approve the Agreement.

4.5 Capitalization and Stockholders.

(a) The authorized capital stock of Bancshares consists of the following: (i) 4,000,000 shares of common stock, par value $0.01 per share (the “Bancshares Common Stock”), of which 1,249,316 shares are issued and outstanding and 993,184 shares are held by Bancshares as treasury shares; and (ii) 1,000,000 shares of Preferred Stock, $0.01 par value, none of which are issued and outstanding. All of the issued and outstanding shares of Bancshares Common Stock have been duly and validly authorized and issued, and are fully paid and non-assessable. None of the outstanding shares of Bancshares Common Stock are subject to any preemptive rights of the current or past stockholders of Bancshares. Subject to the terms of Bancshares’ certificate of incorporation, all of the issued and outstanding shares of Bancshares Common Stock will be entitled to vote to approve the Agreement.

(b) The authorized capital stock of Seller Bank consists of 3,000,000 shares of common stock, $1.00 par value per share (the “Seller Bank Common Stock”), and 1,000,000 shares of preferred stock, $1.00 par value per share (the “Seller Bank Preferred Stock”). All of the issued and outstanding shares of Seller Bank Common Stock and Seller Bank Preferred Stock are owned by Bancshares and have been duly and validly authorized and issued, and are fully paid and non-assessable. None of the outstanding shares of Seller Bank Common Stock or Seller Bank Preferred Stock are subject to any preemptive rights of the current or past stockholders of Seller Bank.

(c) As of the date of this Agreement, 201,840 shares of Bancshares Common Stock are reserved for issuance with respect to outstanding Bancshares Stock Options. None of the outstanding shares of Bancshares Common Stock are subject to vesting. Except as set forth in this Section 4.5, there are no shares of capital stock or other equity securities of Bancshares outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Bancshares, or contracts, commitments, understandings, or arrangements by which Bancshares is or may be bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock. Each Bancshares Stock Option is vested and exercisable or will be vested and exercisable as of the date set forth in Schedule 4.5(c) to the Bancshares Disclosure Schedule and each Bancshares Stock Option has an exercise price in the amount set forth in Schedule 4.5(c) to the Bancshares Disclosure Schedule.

(d) Bancshares has issued $7,000,000 principal amount of Subordinated Debentures pursuant to the Indenture. The Subordinated Debentures were duly and validly issued and represent the obligations of Bancshares in accordance with the terms of the Indenture. All of the Subordinated Debentures are owned by Bancshares Capital Trust I. Bancshares Capital Trust I was duly and validly organized pursuant to and in accordance with the Trust Agreement and all Applicable Laws and Regulations. The beneficial interests in Bancshares Capital Trust I consist of 217 shares of common securities, all of which are owned by Bancshares and 7,000 shares of Trust Preferred Securities, all of which are issued and outstanding. All of the issued and outstanding Trust Preferred Securities have been duly and validly authorized and issued, and are fully paid and non-assessable.

(e) Schedule 4.5(e) to the Bancshares Disclosure Schedule identifies the names and addresses of all of the stockholders who, to Bancshares’ Knowledge, beneficially own more than five percent (5%) of the shares of Bancshares Common Stock and the number of shares of Bancshares Common Stock held by each such stockholder, by each director and senior officer of Bancshares and by the Bancshares Benefits Plans.

(f) Bancshares does not have outstanding any indebtedness which entitles the holder or holders thereof to exercise voting rights in connection with the election of its directors or the approval of the Reorganization, nor are there outstanding any options, warrants, calls, rights, commitments or agreements of any kind obligating Bancshares or any Bancshares Subsidiary to issue or sell any such indebtedness. There are no outstanding contractual obligations of Bancshares or any Bancshares Subsidiary to repurchase, redeem or otherwise acquire any shares of its capital stock or any of its indebtedness.

4.6 The Bancshares Subsidiaries.

(a) Schedule 4.6(a) to the Bancshares Disclosure Schedule identifies the number of shares of authorized and outstanding capital stock of the Bancshares Subsidiaries, and a description of the business of each Bancshares Subsidiary. Except as set forth in Schedule 4.6(a) to the Bancshares Disclosure Schedule, Bancshares owns directly or indirectly all of the issued and outstanding shares of capital stock of each of the Bancshares Subsidiaries. Except as set forth in Schedule 4.6(a) to the Bancshares Disclosure Schedule, neither Bancshares nor the Bancshares Subsidiaries own directly or indirectly any debt or equity securities, or other proprietary interest in any other corporation, joint venture, partnership, entity, association or other business. No capital stock of any of the Bancshares Subsidiaries is or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any of the Bancshares Subsidiaries. There are no contracts, commitments, understandings or arrangements relating to the rights of Bancshares to vote or to dispose of shares of the capital stock of any Bancshares Subsidiary. All of the shares of capital stock of each Bancshares Subsidiary held by Bancshares or a Bancshares Subsidiary are fully paid and non-assessable and are owned by Bancshares or such Bancshares Subsidiary free and clear of any claim, lien or encumbrance.

(b) Each Bancshares Subsidiary other than Seller Bank is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized, and is qualified to do business and in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires it to be so qualified, except where the failure to so qualify, either individually or in the aggregate, would not have a Bancshares Material Adverse Effect. Each Bancshares Subsidiary has the power and authority necessary for it to own, operate or lease its assets, properties and business and to carry on its business substantially as they have been and are now being conducted.

4.7 SEC Reports. Prior to the execution of this Agreement, Bancshares has delivered or made available to Purchaser complete and accurate copies of the following (collectively and together with the deliveries required by Section 7.2(a) hereof, the “Bancshares SEC Reports”): (a) Bancshares’ Annual Reports on Form 10-K or Form 10-KSB for the years ended December 31, 2003, 2004 and 2005 as filed with the SEC; (b) all Bancshares proxy statements and annual reports to stockholders used in connection with meetings of Bancshares’ stockholders held since January 1, 2003; (c) Bancshares’ Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006, as filed with the SEC; and (d) Bancshares’ Current Reports on Form 8-K as filed with the SEC since January 1, 2006. Each Bancshares SEC Report was timely filed and as of their respective dates or as subsequently amended prior to the date hereof, each of the Bancshares SEC Reports (i) do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which it was made, not misleading and (ii) complies as to form in all material respects with the applicable accounting requirements and the rules and regulations of the SEC.

4.8 Bancshares Reports. Prior to the execution of this Agreement, Bancshares has delivered or made available to Purchaser complete and accurate copies of all reports that Bancshares has filed with the OTS since January 1, 2003 (collectively and together with the deliveries required by Section 7.2(b) hereof the “Bancshares Regulatory Reports”). Since January 1, 2003, Bancshares has filed in a timely manner all Bancshares Regulatory Reports that it was required to file with the OTS and all reports and statements required to be filed with the Nasdaq Stock Market. As of their respective dates or as subsequently amended prior to the date hereof, each of the Bancshares Regulatory Reports (i) is true and correct in all material respects, (ii) complies in all material respects with applicable rules and regulations of the OTS applied on a consistent basis, and (iii) fairly presents the financial condition of Bancshares as of the dates thereof. All reports and statements filed with the Nasdaq Stock Market comply with the applicable requirements of the Nasdaq Stock Market.

4.9 Seller Bank Regulatory Reports. Prior to the execution of this Agreement, Bancshares has delivered or made available to Purchaser complete and accurate copies of all reports that Seller Bank has filed with the OTS since January 1, 2003, (collectively and together with the deliveries required by Section 7.2(b) hereof collectively, the “Seller Bank Regulatory Reports”). Since January 1, 2003, Seller Bank has filed in a timely manner all Seller Bank Regulatory Reports that it was required to file with the OTS. As of their respective dates or as subsequently amended prior to the date hereof, each of the Seller Bank Regulatory Reports (i) is true and correct in all material respects, (ii) complies in all material respects with applicable rules and regulations of the OTS, applied on a consistent basis, and (iii) fairly presents the financial condition of Seller Bank as of the dates thereof.

4.10 Financial Statements.

(a) Prior to the execution of this Agreement, Bancshares has delivered or made available to Purchaser copies of (i) the consolidated balance sheets of Bancshares as of December 31, 2005 and 2004 and related consolidated statements of income, cash flows and changes in stockholders’ equity for the fiscal years ended December 31, 2005, 2004 and 2003, together with the notes thereto, accompanied by the audit report of Bancshares’ independent public auditors, as reported in Bancshares’ Annual Report on Form 10-K for the year ended December 31, 2005 filed with the SEC, (ii) the unaudited consolidated balance sheet of Bancshares as of June 30, 2006 and related consolidated statements of income, cash flows and changes in stockholders’ equity for the six months ended June 30, 2006, as reported in Bancshares’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 filed with the SEC and (iii) the unaudited consolidated balance sheet of Bancshares as of September 30, 2006 and related consolidated statement of income for the one-and nine-months ended September 30, 2006 (collectively and together with the reports required to be delivered pursuant to Section 7.2(d), the “Bancshares Financial Statements”). The Bancshares Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by SEC Form 10-Q, and fairly present, or will fairly present, as the case may be, the financial position of Bancshares as of the dates thereof and the results of operations, changes in stockholders’ equity and cash flows for the periods then ended (subject, in the case of the unaudited statements, to recurring year end adjustments normal in nature and amount and the absence of footnotes).

(b) Bancshares has delivered or made available to Purchaser copies of the balance sheets of Seller Bank as of the month ending September 30, 2006, (and for any subsequent month-end and quarter-end that occurred prior to the fifth (5th) day preceding the date hereof), and the related statements of income and changes in shareholder’s equity for the period(s) then ended, and will provide Purchaser with the Seller Bank reports required by Section 7.2(d) hereof (collectively, the “Seller Bank Interim Financial Statements”). The Seller Bank Interim Financial Statements have been prepared in accordance with GAAP applied on a consistent basis during the period involved and fairly present the financial position of Seller Bank (subject, in the case of interim statements, to recurring year end adjustments normal in nature and amount and the absence of footnotes).

(c) Since December 31, 2005, Bancshares and the Bancshares Subsidiaries have not undergone, suffered or experienced any Bancshares Material Adverse Effect. Since December 31, 2005, Bancshares and the Bancshares Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practices. No facts or circumstances have been discovered from which it reasonably appears that Bancshares will undergo, suffer or experience a Bancshares Material Adverse Effect.

4.11 Regulatory Investigations.

(a) Neither Bancshares nor any Bancshares Subsidiary (i) is subject to any cease-and-desist or other order or enforcement action issued by, (ii) is a party to any written agreement, consent agreement or memorandum of understanding with, (iii) is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, (iv) has been since January 1, 2003, a recipient of any supervisory letter from, (v) since January 1, 2003 has been ordered to pay any civil money penalty by, or (vi) has adopted any policies, procedures or board resolutions at the request of any Regulatory Authority or other Applicable Governmental Authority that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, nor has Bancshares or any Bancshares Subsidiary been advised by any Regulatory Authority or other Applicable Governmental Authority that it is considering issuing, initiating, ordering or requesting any of the foregoing.

(b) Except for routine examinations conducted by the OTS in the regular course of the business of Bancshares or any Bancshares Subsidiary, no Applicable Governmental Authority has initiated any proceeding or, to Bancshares’ Knowledge, investigation into the business or operations of Bancshares or any Bancshares Subsidiary within the past three (3) years. There is no unresolved violation, criticism or exception by the OTS, the SEC or any other Applicable Governmental Authority that could have a Bancshares Material Adverse Effect.

4.12 Compliance with Laws.

(a) The businesses of Bancshares and each Bancshares Subsidiary are not being conducted in violation of any Applicable Laws and Regulations, including the HOLA, the FDI Act, any laws affecting financial institutions (including those pertaining to the Bank Secrecy Act, the investment of funds, the lending of money, the collection of interest and the extension of credit), federal and state securities laws, laws and regulations relating to financial statements and reports, truth-in-lending, truth-in-savings, fair debt collection practices, usury, fair credit reporting, consumer protection, unfair trade practices, occupational safety, fair employment practices, fair labor standards, escheat and laws and regulations relating to employee benefits, and any statutes or ordinances relating to the Bancshares Properties, except for possible violations which either individually or in the aggregate do not and will not have a Bancshares Material Adverse Effect.

(b) The policies, programs and practices of Bancshares and each Bancshares Subsidiary relating to wages, hours of work, and other terms and conditions of employment are in compliance in all material respects with Applicable Laws and Regulations governing employment and terms and conditions of employment. There are no disputes, claims, or charges, pending or, to Bancshares’ Knowledge, threatened, against Bancshares or any Bancshares Subsidiary alleging breach of any express or implied employment contract or commitment, or a material breach of any Applicable Law and Regulation relating to employment or terms and conditions of employment, and, to Bancshares’ Knowledge, there is no basis for any valid claim or charge with regard to such matters.

(c) Schedule 4.12(c) to the Bancshares Disclosure Schedule sets forth Seller Bank’s current rating under the Community Reinvestment Act of 1977 and the regulations promulgated thereunder.

4.13 Litigation. Schedule 4.13 to the Bancshares Disclosure Schedule includes copies of all attorney responses to auditor letters provided in connection with the Bancshares Financial Statements. Except as disclosed in Schedule 4.13 to the Bancshares Disclosure Schedule, there is no suit, action, investigation or proceeding, legal, quasi-judicial, administrative or otherwise, pending or, to Bancshares’ Knowledge, threatened against or affecting Bancshares or any Bancshares Subsidiary, or any of their respective officers, directors, employees or agents, in their capacities as such, which is seeking damages against Bancshares, any Bancshares Subsidiary, or any of their respective officers, directors, employees or agents, in their capacities as such. None of the matters disclosed in Schedule 4.13 to the Bancshares Disclosure Schedule has or will have a Bancshares Material Adverse Effect, or is seeking to enjoin the consummation of any aspect of the Reorganization, or to obtain other relief in connection with the Agreement or the Reorganization. No judgment, decree, injunction, rule or order of any court, arbitrator or Applicable Governmental Authority is outstanding against Bancshares or any Bancshares Subsidiary or any of their respective officers, directors, employees or agents, in their capacities as such, having, or which could have a Bancshares Material Adverse Effect.

4.14 Licenses. Bancshares and each Bancshares Subsidiary hold all licenses, certificates, permits, franchises and all patents, trademarks, service marks, trade names, copyrights or rights thereto, and adequate authorizations, approvals, consents, licenses, clearances and orders or registrations with all Applicable Governmental Authorities that are material to the conduct of their respective businesses as now conducted and as presently proposed to be conducted.

4.15 Taxes.

(a) Bancshares and each Bancshares Subsidiary and all members of any consolidated, affiliated, combined or unitary group of which Bancshares or any of the Bancshares Subsidiaries is a member have each timely filed all Tax and Tax information returns or reports, including all Forms 1099, 1098 and 5498 and the federal and state tax returns for the tax year ended December 31, 2005, required to be filed (all such returns and reports being correct and complete in all material respects), and have paid (or Bancshares has paid on behalf of each Bancshares Subsidiary), or have accrued on their respective books and set up an adequate reserve for the payment of, all Taxes required to be paid in respect of the periods covered by such returns or reports, and have accrued on their respective books and set up an adequate reserve for the payment of all income and other Taxes anticipated to be payable. Neither Bancshares nor any Bancshares Subsidiary is delinquent in the payment of any Tax, assessment or governmental charge. No deficiencies for any Taxes have been proposed, asserted or assessed against Bancshares or any Bancshares Subsidiary that have not been resolved or settled, and no requests for waivers of the statute of limitations to assess any such Tax are pending or have been agreed to. Except as set forth on Schedule 4.15(a) to the Bancshares Disclosure Schedule, the Tax returns and reports of Bancshares and each Bancshares Subsidiary have not been audited by any of the IRS, the Illinois Department of Revenue, the Delaware Department of Revenue, or any other federal, state or local Taxing authorities, for any of the last ten (10) years. Neither Bancshares nor any Bancshares Subsidiary is a party to any action or proceeding by any Applicable Governmental Authority for the assessment or the collection of Taxes. Deferred Taxes of Bancshares and each Bancshares Subsidiary have been accounted for in accordance with GAAP and consistent with past practices. Bancshares and each Bancshares Subsidiary has delivered to Purchaser correct and complete copies of all federal and state income Tax returns and reports and supporting schedules for all Tax years since December 31, 1996. For purposes of this Agreement, “Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, prohibited transaction, stamp, occupation, premium, property or windfall profits tax, environmental tax, customs duty, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, workers’ compensation, employment-related insurance, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum or other tax, fee or assessment imposed by a taxing jurisdiction, including any interest, penalties or additional amounts in respect of the foregoing, for each party hereto and its commonly controlled entities and all members of any consolidated, affiliated, combined or unitary group of which any of them is a member.

(b) Bancshares has not filed any consolidated federal income tax return with an “affiliated group” within the meaning of Section 1504 of the Code where Bancshares was not the common parent of the group. Neither Bancshares nor any Bancshares Subsidiary is, or has been, a party to any Tax allocation agreement or arrangement pursuant to which it has any contingent or outstanding liability to anyone other than Bancshares or any Bancshares Subsidiary.

(c) Bancshares and each Bancshares Subsidiary have each withheld amounts from its employees, stockholders, borrowers and holders of deposit accounts in compliance with the Tax withholding provisions of Applicable Laws and Regulations, has filed all federal, state and local returns and reports for all years for which any such return or report would be due with respect to employee income tax withholding, social security, unemployment taxes, income and other Taxes and all payments or deposits with respect to such Taxes have been timely made and has notified all employees, stockholders and holders of deposit accounts of their obligations to file all forms, statements or reports with it in accordance with applicable federal, state and local Tax laws and has taken reasonable steps to insure that such employees, stockholders and holders of deposit accounts have filed all such forms, statements and reports with it.

4.16 Insurance. Schedule 4.16 to the Bancshares Disclosure Schedules includes a list of all insurance policies and bonds presently maintained by Bancshares or the Bancshares Subsidiaries with respect to their respective businesses, operations, properties or assets. All such insurance policies and bonds are in full force and effect. Neither Bancshares nor any Bancshares Subsidiary is in default of any of its obligations under any such insurance policy or bond. Bancshares and each Bancshares Subsidiary maintain all insurance and bonds they are required to carry by law or by any agreement by which they are bound. There are no outstanding claims that have been filed under such insurance policies. Neither Bancshares nor any Bancshares Subsidiary has had an insurance policy or bond cancelled or non-renewed by the issuer of the policy or bond within the past five (5) years.

4.17 Loans.

(a) Each loan, loan agreement, note, lease or other borrowing agreement, any participation therein, and any guaranty, renewal or extension thereof (collectively, “Loans”) reflected as an asset on the Bancshares Financial Statements, is evidenced by documentation that is customary and legally sufficient in all material respects and constitutes, to Bancshares’ Knowledge, the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors rights generally or equitable principles or doctrines. To Bancshares’ Knowledge, no obligor named therein is seeking to avoid the enforceability of any term of any Loan under any such laws or equitable principles or doctrines, and no Loan is subject to any defense, offset or counterclaim.

(b) All Loans originated by Bancshares or any Bancshares Subsidiary, and all Loans purchased by Bancshares or any Bancshares Subsidiary, were made or purchased in accordance with the policies of the boards of directors of Bancshares and such Bancshares Subsidiary and in the ordinary course of the business of Bancshares and such Bancshares Subsidiary. Seller Bank’s interest in all Loans is free and clear of any security interest, lien, encumbrance or other charge, and Bancshares and each Bancshares Subsidiary have complied in all material respects with all Applicable Laws and Regulations relating to such Loans.

(c) Except as disclosed in Schedule 4.17(c) to the Bancshares Disclosure Schedule, neither Bancshares nor Seller Bank is a party to any Loan (i) under the terms of which the obligor is more than sixty (60) days delinquent in payment of principal or interest or in default of any other material provision as of the dates shown thereon or for which Seller Bank has discontinued the accrual of interest; (ii) that has been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned” or any comparable classifications by Bancshares or Seller Bank, or by any Applicable Governmental Authority, (iii) that has been listed on any “watch list” or similar internal report of Bancshares or Seller Bank or has been categorized as a “potential problem loan” in any Bancshares SEC Report; or (iv) to an Affiliate of an obligor under any Loan described in clause (i), (ii) or (iii) hereof.

(d) The allowance for loan and lease losses reflected in the financial statements (including footnotes thereto) contained in any of the Bancshares Financial Statements or Bancshares SEC Reports was determined on the basis of Bancshares’ continuing review and evaluation of the Loan portfolio under the requirements of GAAP and Applicable Laws and Regulations, was established in a manner consistent with the Loan Loss Reserve Policy, and, in the reasonable judgment of Bancshares, is adequate in all material respects as of their respective dates under the requirements of GAAP and Applicable Laws and Regulations to provide for possible or specific losses, net of recoveries relating to Loans previously charged-off, on Loans outstanding.

(e) Schedule 4.17(e) to the Bancshares Disclosure Schedule contains a complete list of the Seller Bank REO and other repossessed property. The Seller Bank REO and other repossessed property are carried on the Bancshares Financial Statements in accordance with GAAP.

(f) All guarantees of indebtedness owed to Bancshares or any Bancshares Subsidiary, including those of the Federal Housing Administration, the Small Business Administration, and other state and federal agencies, are, to Bancshares’ Knowledge, valid and enforceable, except to the extent enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors rights generally or equitable principles or doctrines, and except as would not have a Bancshares Material Adverse Effect.

(g) In originating, underwriting, servicing, and discharging Loans, mortgages, land contracts, and contractual obligations relating thereto, either for their own account or for the account of others, Bancshares and each Bancshares Subsidiary have complied with all applicable terms and conditions of such obligations and with all Applicable Laws and Regulations, contractual requirements, and procedures with respect to such servicing, except where the failure to comply would not have a Bancshares Material Adverse Effect.

(h) A true, correct and complete copy of the lending policy (the “Loan Policy”) and the policy for establishing the allowance for loan and lease losses (the “Loan Loss Reserve Policy”) for Bancshares and Seller Bank, in each case as in effect as of the date hereof, are set forth on Schedule 4.17(h) to the Bancshares Disclosure Schedule.

4.18 Investments.

(a) Set forth on Schedule 4.18(a) to the Bancshares Disclosure Schedule is a complete and accurate list of all investment and debt securities, mortgage-backed and related securities, marketable equity securities and securities purchased under agreements to resell that are owned by Bancshares or any Bancshares Subsidiary (together with any securities hereafter acquired, the “Investment Securities”). Schedule 4.18(a) shows, as of September 30, 2006, the applicable CUSIP numbers, the applicable maturity dates and the applicable coupon rates of the Investment Securities, the carrying values and estimated fair values of investment and debt securities, the gross carrying value and estimated fair value of the mortgage-backed and related securities, and the estimated cost and the estimated fair value of the marketable equity securities.

(b) Except as set forth in Schedule 4.18(b) to the Bancshares Disclosure Schedule, none of the Investment Securities is subject to any restriction, whether contractual or statutory, that materially impairs the ability of Bancshares freely to dispose of such investment at any time. With respect to all material repurchase agreements to which Bancshares or any Bancshares Subsidiary is a party, Bancshares or such Bancshares Subsidiary has a valid, perfected first lien or security interest in the securities or other collateral securing each such repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.

(c) Neither Bancshares nor any Bancshares Subsidiary has sold or otherwise disposed of any assets in a transaction in which the acquiror of such assets or other Person has the right, either conditionally or absolutely, to require Bancshares or any Bancshares Subsidiary to repurchase or otherwise reacquire any such assets.

(d) All Investment Securities that are classified as “held to maturity,” “available for sale” and “trading” held by Bancshares or any Bancshares Subsidiary have been classified and accounted for in accordance with SFAS 115 and the intentions of Bancshares’ management.

(e) There are no interest rate swaps, caps, floors, option agreements or other interest rate risk management arrangements to which Bancshares or any Bancshares Subsidiary is a party or by which any of its assets or properties may be bound.

(f) A true, correct and complete copy of the policy as in effect as of the date hereof for Bancshares and Seller Bank regarding investments, funds management and liquidity/interest rate risk (the “Asset/Liability Management Policy”) is set forth on Schedule 4.18(f) to the Bancshares Disclosure Schedule.

4.19 Bancshares Benefit Plans.

(a) Schedule 4.19(a) to the Bancshares Disclosure Schedule contains a list and a true and correct copy (or, a description with respect to any oral employee benefit plan, practice, policy or arrangement), including all amendments thereto, of each compensation, consulting, employment, termination or collective bargaining agreement, and each stock option, stock purchase, stock appreciation right, recognition and retention, life (including split-dollar arrangements), health, accident or other insurance, bonus, deferred or incentive compensation, severance or separation agreement or any agreement providing any payment or benefit resulting from a change in control, profit sharing, retirement, or other employee benefit plan, practice, policy or arrangement of any kind, oral or written, covering employees, former employees, directors or former directors of Bancshares or each Bancshares Subsidiary or their respective beneficiaries, including any employee benefit plans within the meaning of Section 3(3) of ERISA, which Bancshares or any Bancshares Subsidiary maintains, to which Bancshares or any Bancshares Subsidiary contributes, or under which any employee, former employee, director or former director of Bancshares or any Bancshares Subsidiary is covered or has benefit rights and pursuant to which any liability of Bancshares or any Bancshares Subsidiary exists or is reasonably likely to occur (the “Bancshares Benefit Plans”), and current summary plan descriptions, trust agreements, and insurance contracts and IRS Form 5500 or 5500-C (for the three most recently completed plan years) with respect thereto. Except as set forth on Schedule 4.19(a) of the Bancshares Disclosure Schedule, Bancshares neither maintains nor has entered into any Bancshares Benefit Plan or other document, plan or agreement which contains any change in control provisions which would cause an increase or acceleration of benefits or benefit entitlements to employees or former employees of Bancshares or any Bancshares Subsidiary or their respective beneficiaries, or other provisions, which would cause an increase in the liability of Bancshares or any Bancshares Subsidiary or to Purchaser as a result of the Reorganization or any related action thereafter (as used in this Section 4.19, a “Change in Control Benefit”). The term “Bancshares Benefit Plans” as used herein refers to all plans contemplated under the preceding sentences of this Section 4.19, provided that the term “Plan” or “Plans” is used in this Agreement for convenience only and does not constitute an acknowledgment that a particular arrangement is an employee benefit plan within the meaning of Section 3(3) of ERISA. No Bancshares Benefit Plan is a multiemployer plan within the meaning of Section 3(37) of ERISA. Neither Bancshares nor any Bancshares Subsidiary has been notified by any Applicable Governmental Authority to amend any payments or other compensation paid or payable by Bancshares or any Bancshares Subsidiary under this Agreement, any Bancshares Benefit Plan or otherwise, to or for the benefit of any employee or director of Bancshares or any Bancshares Subsidiary and to Bancshares’ Knowledge or all the Bancshares Subsidiaries, all such payments are in compliance with all applicable rules, regulations and bulletins promulgated by the Applicable Governmental Authorities.

(b) Each of the Bancshares Benefit Plans that is intended to be a pension, profit sharing, stock bonus, thrift, savings or employee stock ownership plan that is qualified under Section 401(a) of the Code (“Bancshares Qualified Plans”) has been determined by the IRS to qualify under Section 401(a) of the Code, or an application for determination of such qualification will be timely made to the IRS prior to the end of the applicable remedial amendment period under Section 401(b) of the Code (a copy of each such determination letter or pending application is included in Schedule 4.19(b) of the Bancshares Disclosure Schedule), and, to Bancshares’ Knowledge, there exist no circumstances likely to materially adversely affect the qualified status of any such Bancshares Qualified Plan. All such Bancshares Qualified Plans established or maintained by Bancshares or each Bancshares Subsidiary or to which Bancshares or any Bancshares Subsidiary contribute are in compliance in all material respects with all applicable requirements of ERISA, and are in compliance in all material respects with all applicable requirements (including qualification and non-discrimination requirements in effect as of the Effective Time) of the Code for obtaining the tax benefits the Code thereupon permits with respect to such Bancshares Qualified Plans. Except as set forth in Schedule 4.19(b) of the Bancshares Disclosure Schedule, no Bancshares Qualified Plan is a defined benefit pension plan that is subject to Title IV of ERISA. All accrued contributions and other payments required to be made by Bancshares or each Bancshares Subsidiary to any Bancshares Benefit Plan through the date hereof, have been made or reserves adequate for such purposes as of the date hereof, have been set aside therefor and reflected in Bancshares Financial Statements. Neither Bancshares nor any Bancshares Subsidiary has accumulated any funding deficiency under Section 412 of the Code. For each Bancshares Qualified Plan that is a defined benefit pension plan, the net fair market value of assets under the Plan exceeds the actuarial present value of the accumulated Plan benefits, both vested and non-vested, as determined on the basis of the actuarial methods and assumptions used for purposes of the most recent actuarial report for the Plan filed with the IRS. Bancshares has the right to withdraw from the FIRF without incurring any cost, expense or liability other than pursuant to Section 4064 of ERISA. Neither Bancshares nor any Bancshares Subsidiary is in material default in performing any of its respective contractual obligations under any of the Bancshares Benefit Plans or any related trust agreement or insurance contract, and there are no material outstanding liabilities of any such Plan other than liabilities for benefits to be paid to participants in such Plan and their beneficiaries in accordance with the terms of such Plan.

(c) There is no pending or, to Bancshares’ Knowledge, threatened litigation or pending claim (other than benefit claims made in the ordinary course) by or on behalf of or against any of Bancshares Benefit Plans (or with respect to the administration of any of such Plans) now or heretofore maintained by Bancshares or any Bancshares Subsidiary that allege violations of any Applicable Laws or Regulations or the terms of the Plan which are reasonably likely to result in a Liability on the part of Bancshares or any Bancshares Subsidiary or any such Plan.

(d) Bancshares and each Bancshares Subsidiary and all other Persons having fiduciary or other responsibilities or duties with respect to any Bancshares Benefit Plan are, and since the inception of each such Plan have been, in substantial compliance with, and each such Plan is and has been operated in substantial accordance with, its provisions and in substantial compliance with the Applicable Laws and Regulations governing such Plan, including the rules and regulations promulgated by the Department of Labor, the PBGC and the IRS under ERISA, the Code or any other applicable law. No “reportable event” (as defined in Section 4043(b) of ERISA) has occurred with respect to any Bancshares Benefit Plan. No Bancshares Benefit Plan has engaged in or been a party to a “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975(c) of the Code) without an exemption thereto under Section 408 of ERISA or 4975(d) of the Code. All Bancshares Benefit Plans that are group health plans have been operated in compliance with the group health plan continuation requirements of Section 4980B of the Code and Sections 601-609 of ERISA and with the certification of prior coverage and other requirements of Sections 701-702 of ERISA.

(e) Except as set forth on Schedule 4.19(e) to the Bancshares Disclosure Schedule, neither Bancshares nor any Bancshares Subsidiary has incurred, nor to Bancshares’ Knowledge is reasonably likely to incur, any liability under Title IV of ERISA in connection with any Plan subject to the provisions of Title IV of ERISA now or heretofore maintained or contributed to by it or by Seller Bank.

(f) Except as set forth on Schedule 4.19(f) to the Bancshares Disclosure Schedule, neither Bancshares nor any Bancshares Subsidiary has made any payments, or is or has been a party to any agreement or any Bancshares Benefit Plan, that under any circumstances could obligate it, Seller Bank, any other Bancshares Subsidiary or any successor of any of them, to make any payment that is not or will not be deductible in full because of Section 162(m) or 280G of the Code.

(g) Neither Bancshares nor any Bancshares Subsidiary has any obligation to provide health or welfare benefits to retirees or other former employees, directors or their dependents (other than rights under Section 4980B of the Code or Section 601 of ERISA), including information as to the number of retirees, other former employees or directors and dependents entitled to such coverages and their ages.

(h) Schedule 4.19(h) to the Bancshares Disclosure Schedule contains: (i) a listing of each director, officer and other employee of Bancshares and each Bancshares Subsidiary who is eligible to receive a Change in Control Benefit, showing estimated compensation for calendar year 2006 based upon compensation received to the date of this Agreement, and the individual’s rate of salary in effect on the date of this Agreement, the individual’s participation in any bonus or other employee benefit plan, and, other than with respect to individuals that are entitled to a Change in Control Benefit only pursuant to the First Federal Bank Severance Compensation Plan, such individual’s compensation from Bancshares or any Bancshares Subsidiary for each of the calendar years 2001 through 2005 as reported by Bancshares or each Bancshares Subsidiary on IRS Form W-2 or Form 1099; (ii) a listing of each Bancshares Stock Option, showing the holder thereof, the number of shares, the exercise price per share and a copy of the award agreements relating thereto; (iii) a listing of the participants in the Bancshares Employee Stock Ownership Plan (“ESOP”), showing the number of outstanding shares of Bancshares Common Stock credited to each participant, the vesting dates thereof, and the unpaid balance of any loans owing by the ESOP to Bancshares or any party as of the date hereof (the “ESOP Loan”), the number of unallocated shares of Bancshares Common Stock under the ESOP; and (iv) a listing of each officer or director for whom a supplemental executive retirement, salary continuation or deferred compensation plan or agreement is maintained, showing the calculations of the amounts due under each such plan or agreement and the payment schedule thereof, and the amounts accrued in the Bancshares Financial Statements with respect thereto.

(i) Bancshares and each Bancshares Subsidiary have filed or caused to be filed, and will continue to file or cause to be filed, in a timely manner all filings pertaining to each Bancshares Benefit Plan with the IRS, the PBGC, the Department of Labor, as prescribed by the Code or ERISA, or regulations issued thereunder. All such filings, as amended, were complete and accurate in all material respects as of the dates of such filings, and there were no misstatements or omissions in any such filing which would have a Bancshares Material Adverse Effect.

(j) Neither Bancshares nor any Bancshares Subsidiary is a party to or bound by any collective bargaining agreement and, to Bancshares’ Knowledge, no labor union claims to or is seeking to represent any employees of Bancshares or any Bancshares Subsidiary.

(k) Neither Bancshares nor any Bancshares Subsidiary has any obligation to any former employee, or any current employee upon retirement, under any Bancshares Benefit Plan or otherwise, other than those disclosed in the Bancshares Disclosure Schedules, and any Bancshares Benefit Plan can be terminated as of or after the Effective Time without resulting in any liability to Purchaser for any additional contributions, penalties, premiums, fees, fines, excise taxes, or any other charges or liabilities.

4.20 Environmental Matters.

(a) To the Knowledge of Bancshares, there are no present or past conditions on Bancshares Properties or Mortgaged Premises involving or resulting from a past or present storage, spill, discharge, leak, emission, injection, escape, dumping or release of any kind whatsoever of any Hazardous Materials or from any generation, transportation, treatment, storage, disposal, use or handling of any Hazardous Materials, that would have a Bancshares Material Adverse Effect.

(b) Bancshares and each Bancshares Subsidiary are in compliance in all material respects with all applicable Environmental Laws. Neither Bancshares nor any Bancshares Subsidiary have received notice of, nor to their Knowledge are there outstanding or pending, any public or private claims, lawsuits, citations, penalties, unsatisfied abatement obligations or notices or orders of non-compliance relating to the environmental condition of Bancshares Properties, which have or may have a Bancshares Material Adverse Effect.

(c) To the Knowledge of Bancshares, no Bancshares Properties are currently undergoing remediation or cleanup of Hazardous Materials or other environmental conditions, the actual or estimated cost of which may have a Bancshares Material Adverse Effect.

(d) To the Knowledge of Bancshares, Bancshares and each Bancshares Subsidiary have all governmental permits, licenses, certificates of inspection and other authorizations governing or protecting the environment necessary to conduct its present business. Further, Bancshares warrants and represents that these permits, licenses, certificates of inspection and other authorizations are fully transferable, to the extent permitted by law, to Purchaser.

4.21 Intellectual Property. With respect to each item of Intellectual Property owned by Bancshares or any Bancshares Subsidiary, Bancshares or such Bancshares Subsidiary possesses all right, title and interest in and to the item, free and clear of any lien, claim, royalty interest or encumbrance. With respect to each item of Intellectual Property that Bancshares or any Bancshares Subsidiary is licensed or authorized to use, the license, sublicense, agreement or permission covering such item is legal, valid, binding, enforceable and in full force and effect and has not been breached by any party thereto. Neither Bancshares nor any Bancshares Subsidiary has ever received any charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation with or of any intellectual property rights of a third party, including any claims that Bancshares or such Bancshares Subsidiary must license or refrain from using any intellectual property rights of a third party. Neither Bancshares nor any Bancshares Subsidiary has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of third parties and, to Bancshares’ Knowledge, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of Bancshares or any Bancshares Subsidiary.

4.22 Properties.

(a) Schedule 4.22(a) to the Bancshares Disclosure Schedule contains a list and description of all Bancshares Properties as of September 30, 2006. Bancshares and each Bancshares Subsidiary have good, sufficient and marketable title to such Bancshares Properties, except for (i) assets and properties disposed of since such date in the ordinary course of business, (ii) Bancshares Permitted Liens, none of which, in the aggregate, are material to the assets of Bancshares on a consolidated basis and (iii) as set forth in Schedule 4.22(a) to the Bancshares Disclosure Schedule. All buildings, structures, fixtures and appurtenances comprising part of the Bancshares Properties are in good operating condition and have been well-maintained, reasonable wear and tear excepted. Bancshares and each Bancshares Subsidiary have title or other rights to its assets sufficient in all material respects for the conduct of their respective businesses as presently conducted, and such assets are free, clear and discharged of, and from any and all liens, charges, encumbrances, security interests and/or equities. Title to all Bancshares Properties listed on Schedule 4.22(a) as being owned by Bancshares or a Bancshares Subsidiary is held in fee simple.

(b) Schedule 4.22(b) to the Bancshares Disclosure Schedule contains copies of all leases of real property to which Bancshares or any Bancshares subsidiary is a party as lessee. All such leases are valid, effective, and enforceable against the lessor in accordance with their respective terms. There is not under any of such leases any existing default, or any event which, with notice or lapse of time or both, would constitute a default, with respect to either Bancshares or any Bancshares Subsidiary, or to Bancshares’ Knowledge, the other party. None of such leases contains a prohibition against assignment by Bancshares or any Bancshares Subsidiary, by operation of law or otherwise, or any other provision that would preclude Purchaser or any Purchaser Subsidiary from possessing and using the leased premises or property for the same purposes and upon the same rental and other terms upon the consummation of the Merger as are applicable to the possession and use of such premises or property by Bancshares or any Bancshares Subsidiary as of the date of this Agreement. Neither Bancshares nor any Bancshares Subsidiary has made a prior assignment for collateral purposes of any such lease.

4.23 ADA Compliance. Neither Bancshares nor any Bancshares Subsidiary has received any written notice that any “alteration” (as such term is defined in the Americans with Disabilities Act and the regulations issued thereunder (collectively, the “ADA”)) to the respective business properties and facilities of Bancshares and each Bancshares Subsidiary, including automated teller machines (collectively, the “Company Facilities”) undertaken after January 26, 1992, are not in compliance in all material respects with the ADA and the ATBCB Accessibility Guidelines for Buildings and Facilities (“ADAAG”). Neither Bancshares nor any Bancshares Subsidiary has received any written notice of any investigation, proceeding or complaint, formal or informal, pending or overtly threatened against Bancshares or any Bancshares Subsidiary in connection with the Company Facilities under ADA, ADAAG, or any other local, state or federal law concerning accessibility for individuals with disabilities.

4.24 Fiduciary Accounts Neither Bancshares nor Seller Bank serves or has served as a fiduciary or otherwise engages in any trust business.

4.25 Indemnification. Except with respect to claims or potential claims arising after the date hereof related to the execution of this Agreement or the consummation of the Reorganization, there is no claim or, to Bancshares’ Knowledge, threatened claim by any director, officer, employee or agent of Bancshares or any Bancshares Subsidiary for indemnification against Bancshares or any Bancshares Subsidiary under any agreement with, or the corporate indemnification provisions of, Bancshares or any Bancshares Subsidiary, or under any Applicable Laws and Regulations.

4.26 Insider Interests. No officer or director of Bancshares or any Bancshares Subsidiary, any member of the Immediate Family of any such Person, and no entity that any such Persons “controls” within the meaning of Regulation O of the FRB, has any Loan, with Bancshares or any of the Bancshares Subsidiaries, any interest in any material property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of Bancshares or any of the Bancshares Subsidiaries, or any other interest or transaction that would be required to be disclosed under Regulation S-K of the SEC that is not so disclosed.

4.27 Additional Disclosure Items. Schedule 4.27 to the Bancshares Disclosure Schedule contains the following information or copies of the following documents, if and to the extent any of the following are not specifically included in other Schedules to the Bancshares Disclosure Schedule or the Bancshares SEC Reports:

(a) A list and description of each outstanding letter of credit and each commitment to issue or confirm a letter of credit in excess of $25,000 to which Bancshares or any Bancshares Subsidiary is a party and/or under which it may (contingently or otherwise) have any Liability.

(b) Complete and correct copies of the certificate of incorporation, charter and bylaws of Bancshares and each Bancshares Subsidiary.

(c) A list and description of all powers of attorney granted by Bancshares or any Bancshares Subsidiary that are currently in force.

(d) All judgments, orders, injunctions, court decrees or settlement agreements arising out of or relating to the labor and employment practices or decisions of Bancshares or each Bancshares Subsidiary which, by their terms, continue to bind or affect Bancshares, any Bancshares Subsidiary or any of its assets.

(e) All orders, decrees, memoranda, agreements or understandings with any Applicable Governmental Authority that are binding upon or affecting the current operations of Bancshares or any Bancshares Subsidiary or any of their directors or officers in their capacities as such.

(f) All trademarks, trade names, service marks, patents, or copyrights, whether registered or the subject of an application for registration, which are owned by Bancshares or any Bancshares Subsidiary or licensed from a third party (excluding computer software programs, source codes and related materials) (collectively, the “Intellectual Property”).

(g) All contracts, agreements or commitments, or amendments thereto, to which Bancshares and any Bancshares Subsidiary is a party that:

(i) affect ownership, title to or the use of any Bancshares Properties;

(ii) relate to employment, severance or consulting arrangements, or legal, tax or any similar professional service arrangements, with any Person;

(iii) provide for the payment of commissions to or the sharing of profits with any Person;

(iv) require the consent or approval of, or notice to, any Person as a result of or in connection with the Merger or any merger of Seller Bank with and into the Bank;

(v) involve data processing or merchant processing;

(vi) involve the guaranty or accommodation by Bancshares or any Bancshares Subsidiary of the Liabilities of any Person;

(vii) contain any covenant limiting the right of Bancshares or any Bancshares Subsidiary to engage in any line of business or compete with any Person, or limiting the right of any Person to compete with Bancshares or a Bancshares Subsidiary or solicit its employees or customers;

(viii) relate to any license or permit that is necessary to the operation of the business of Bancshares or any Bancshares Subsidiary;

(ix) except for the certificate of incorporation or bylaws of Bancshares or any similar documents of any Bancshares Subsidiary (copies of which have been provided pursuant to Section 4.27(a) above), provide for any recourse or indemnification obligation on the part of Bancshares or any Bancshares Subsidiary;

(x) relate to the servicing of Loans for any Person or the sale of servicing rights with respect to any Loans;

(xi) involve forward commitments or similar arrangements to purchase or sell mortgages, except as may relate to the sale of residential mortgage Loans into the secondary market in the ordinary course of Bancshares’ business consistent with past practices;

(xii) involve as a party any past or present officer or director of Bancshares or any Bancshares Subsidiary;

(xiii) is an agreement that would be required to be filed as an exhibit under Applicable Laws and Regulations of the SEC that is not otherwise provided pursuant to this Section 4.27(g);

(xiv) either have a term of more than one (1) year, cannot be terminated without the payment of liquidated damages, a penalty or an equivalent thereto in excess of $10,000, or involve an annual expenditure on the part of Bancshares or any Bancshares Subsidiary in excess of $20,000; or

(xv) a list of all brokered deposits including the amount of such deposit, the name of the depositor, the interest rate, the maturity and the name of the broker for such deposit.

(h) All environmental reports (including, without limitation, phase one reports dated as of a recent date for all owned Bancshares Properties), and surveys prepared for, or in the possession or control of, Bancshares or any Bancshares Subsidiary with respect to any Bancshares Property.

4.28 Defaults. There has not been any default, or the occurrence of an event which, with notice or lapse of time or both, would constitute a default in any obligation to be performed by Bancshares or any Bancshares Subsidiary under any contract or commitment, and neither Bancshares nor any Bancshares Subsidiary has waived any right under any contract or commitment, except where any such default or waiver, individually or in the aggregate with any other such defaults or waivers, would not have a Bancshares Material Adverse Effect. To Bancshares’ Knowledge, no other party to any contract with or commitment to Bancshares or any Bancshares Subsidiary is in material default in any material obligation to be performed by such party.

4.29 Operations Since December 31, 2005. Between December 31, 2005 and the date hereof, there has not been, except reflected in the Bancshares SEC Reports filed after December 31, 2005 as set forth on Schedule 4.29 to the Bancshares Disclosure Schedule:

(a) any increase in the compensation payable or to become payable by Bancshares or any Bancshares Subsidiary to any officer or director;

(b) any payment of dividends by Bancshares or any Bancshares Subsidiary, or any distribution by any of them, whether directly or indirectly, of any assets of any kind whatsoever, on or in redemption or as the purchase price of any of their respective capital stocks, or any prepayment of any indebtedness to any stockholder;

(c) any mortgage, pledge or subjection to lien, charge or encumbrance of any kind of or on any asset, tangible or intangible, of Bancshares or any Bancshares Subsidiary, except for Bancshares Permitted Liens;

(d) any creation or assumption of indebtedness, including the extension or renewal of any existing indebtedness, or the increase thereof, by Bancshares or any Bancshares Subsidiary for borrowed money, other than in the ordinary course of business, none of which is in default;

(e) the establishment of any new, or an increase in the formula for or rate of contributions to or benefits under, any existing retirement, pension, profit sharing, stock bonus, employee stock ownership, savings or thrift plan, or any similar plan of deferred compensation, whether funded or unfunded and whether qualified or unqualified (within the meaning of the Code) by Bancshares or any Bancshares Subsidiary;

(f) any action by Bancshares or any Bancshares Subsidiary seeking any cancellation of, or a decrease in the insured limit under, or increase in the deductible amount of the insured’s retention under, any policy of insurance or bond maintained directly or indirectly by Bancshares or any Bancshares Subsidiary on any of their respective assets or businesses, including fire and other hazard insurance on its assets, automobile liability insurance, general public liability insurance, directors and officers liability insurance, and blanket bond.

(g) any change in independent auditors, or the historic methods or practices of accounting of Bancshares or any Bancshares Subsidiary (other than as required by GAAP or regulatory accounting principles);

(h) any purchase by Bancshares or any Bancshares Subsidiary of any fixed asset that either (i) has a purchase price individually or in the aggregate in excess of $25,000 or (ii) is outside of the ordinary course of business;

(i) any sale or transfer of any asset in excess of $25,000 of Bancshares or any Bancshares Subsidiary, except for loans and marketable securities sold in the ordinary course of business at market prices, or any other sale or transfer of any asset of Bancshares or any Bancshares Subsidiary outside of the ordinary course of business;

(j) any write-down of any asset in excess of $25,000;

(k) any cancellation or compromise of any debt to, claim by or right of, Bancshares or any Bancshares Subsidiary, except in the ordinary course of business;

(l) any amendment or termination of any material contract or commitment to which Bancshares or any Bancshares Subsidiary is a party;

(m) any agreement, contract or commitment entered into, or agreed to be entered into, except in the ordinary course of business or that requires payment by or to Bancshares or a Bancshares subsidiary less than $10,000 in the aggregate;

(n) any theft, damage, destruction or loss of or to any property or properties owned or used by Bancshares, whether or not covered by insurance which could have a Bancshares Material Adverse Affect; or

(o) any agreement to do any of the foregoing in this Section 4.29.

4.30 Corporate Records. The corporate record books, transfer books and stock ledgers of Bancshares and each Bancshares Subsidiary are complete and accurate in all material respects, and reflect all meetings, consents and other material actions of the organizers, incorporators, stockholders, boards of directors and committees of the boards of directors of Bancshares and each Bancshares Subsidiary, and all transactions in their respective capital stocks, since their respective inceptions.

4.31 Undisclosed Liabilities. Bancshares and each Bancshares Subsidiary have no Liabilities except Liabilities that are reflected, disclosed or reserved in the Bancshares Financial Statements.

4.32 Fairness Opinion. Bancshares has received from Keefe, Bruyette & Woods an opinion dated the date of this Agreement to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date thereof, the Merger Consideration to be received by the stockholders of Bancshares pursuant to the Merger is fair to such stockholders from a financial point of view.

4.33 No Brokers. Except for Keefe, Bruyette & Woods, no agent, broker, investment banker or other firm or Person or officer or director of either Purchaser or Bancshares is or will be entitled to any broker’s or finder’s fee or any other commission, bonus or similar fee in connection with any aspect of the Reorganization. Schedule 4.33 to the Bancshares Disclosure Schedule describes the compensation that may be payable to Keefe, Bruyette & Woods in connection with the Reorganization.

4.34 Accuracy of Information Furnished. The representations and warranties made by Bancshares in this Agreement and in any Schedule hereto furnished by Bancshares do not contain any untrue statement of a material fact or omit to state any material fact which is necessary under the circumstances in order to make the statements contained herein and therein not misleading.

4.35 Controls and Procedures.

(a) Each of the principal executive officer and the principal financial officer of Bancshares has made all certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act with respect to Bancshares SEC Reports, and Bancshares has delivered to Purchaser a summary of any disclosure made by management to Bancshares’ auditors and audit committee since January 1, 2002 referred to in such certifications. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(b) Bancshares has (i) designed and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Securities Exchange Act) to ensure that material information required to be disclosed by Bancshares in the reports it files or submits under the Securities Exchange Act is communicated to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure, and (ii) disclosed, based on its most recent evaluation, to its auditors and the audit committee of its Board of Directors (A) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Bancshares’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Bancshares’ internal control over financial reporting. Bancshares has provided to Purchaser true and correct copies of any of the foregoing disclosures to the auditors or audit committee that have been made in writing from January 1, 2004 through the date hereof, and will promptly provide to Purchaser true and correct copies of any such disclosure that is made after the date hereof.

(c) Bancshares has designed and maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) under the Securities Exchange Act) sufficient to provide reasonable assurance concerning the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including reasonable assurance (i) that transactions are executed in accordance with management’s general or specific authorizations and recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (ii) access to assets is permitted only in accordance with management’s general or specific authorizations, and (iii) the recorded accountability for assets compared with existing assets at reasonable intervals and appropriate action is taken with respect to any difference.

(d) No personal loan or other extension of credit by Bancshares or any Bancshares Subsidiary to any of its or their executive officers or directors has been made or modified (other than as permitted by Section 13 of the Exchange Act and Section 402 of the Sarbanes-Oxley Act) since July 31, 2002.

(e) Since December 31, 2004, (i) neither Bancshares nor any of the Bancshares Subsidiaries nor, to Bancshares’s Knowledge, any director, officer, employee, auditor, accountant or representative of Bancshares or any of Bancshares Subsidiaries has received any written complaint, allegation, assertion, or claim that Bancshares or any Bancshares Subsidiary has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls and (ii) no attorney representing Bancshares or any Bancshares Subsidiary, whether or not employed by Bancshares or any Bancshares Subsidiary, has reported evidence of a material violation of U.S. federal or state securities laws, a material breach of fiduciary duty or similar material violation by Bancshares, any of Bancshares Subsidiaries or any of their respective officers, director, employees or agents to any officer of Bancshares, the Board of Directors of Bancshares or any member or committee thereof.

4.36 Bancshares Disclosure Schedule Furnished. The Bancshares Disclosure Schedule is final and complete as of the date of this Agreement, and has been delivered to Purchaser.

ARTICLE V

COVENANTS OF BANCSHARES

5.1 Conduct of Business by Bancshares until the Effective Time. During the period commencing on the date hereof and continuing until the Effective Time, Bancshares agrees that:

(a) Bancshares and each Bancshares Subsidiary will carry on their respective businesses in, and only in, the usual, regular and ordinary course in substantially the same manner as heretofore conducted, maintain their respective books in accordance with GAAP, conduct their respective businesses and operations only in accordance with safe and sound banking and business practices, and, to the extent consistent with such businesses, use their Best Efforts to preserve intact their present business organizations, to keep available the services of their present officers and employees, and to preserve their relationships with customers, suppliers and others having business dealings with them, in each case to the end that their respective goodwill and going businesses shall be unimpaired at the Effective Time.

(b) Without limitation of its obligations under Section 5.1(a), unless required by this Agreement or otherwise consented to in writing and in advance by Purchaser, which consent shall not be unreasonably withheld, Bancshares shall, and shall cause each Bancshares Subsidiary to:

(i) Comply with all Applicable Laws and Regulations;

(ii) File in a timely manner all Bancshares SEC Reports, Bancshares Regulatory Reports, Seller Bank Regulatory Reports, state and federal tax returns, and all other reports that it is required to file under Applicable Laws and Regulations;

(iii) Comply with all material leases, contracts, licenses and agreements;

(iv) Maintain its properties and assets in their present states of repair, order and condition, reasonable wear and tear excepted, and maintain and keep in full force and effect all policies of insurance and bonds presently in effect, including the insurance of accounts with the FDIC;

(v) Make and commit to make Loans only in accordance with safe and sound banking practices and on terms and conditions that are consistent with the Loan policies and procedures of Seller Bank, as established by the board of directors of Seller Bank prior to the date of this Agreement; and

(vi) Maintain the allowance for loan and lease losses of Seller Bank in accordance with the Loan Loss Reserve Policy and in a manner that is adequate in all material respects under the requirements of GAAP and Applicable Laws and Regulations to provide for possible losses, net of recoveries relating to Loans previously charged off, on Loans outstanding (including accrued interest receivable) and on other assets.

(c) Unless required or expressly permitted by this Agreement or otherwise consented to in advance and in writing by Purchaser, which consent shall not be unreasonably withheld, Bancshares shall not, and shall not cause or permit any Bancshares Subsidiary to:

(i) Amend or propose to amend its certificate of incorporation, articles of association, charter, bylaws or similar organizational or corporate documents;

(ii) Issue, sell, grant or otherwise permit to become outstanding any additional shares of Bancshares Common Stock, preferred stock or any other capital stock or equity securities of Bancshares, securities convertible into or exchangeable for its equity securities, warrants, stock appreciation rights, options or other rights to acquire its equity securities (including pursuant to the Bancshares Stock Option Plans or similar stock based employee compensation plan), or any bonds, debt securities or other securities of Bancshares; provided that shares of Bancshares Common Stock may be issued in connection with the exercise of Bancshares Stock Options;

(iii) Redeem, purchase, acquire or offer to acquire any shares of capital stock of Bancshares or any Bancshares Subsidiary or other securities of Bancshares or any Bancshares Subsidiary, except that a portion of the shares of Bancshares Common Stock held by the ESOP may be redeemed in accordance with Section 7.5 of this Agreement;

(iv) Split, combine or reclassify any outstanding shares of capital stock of Bancshares or any Bancshares Subsidiary, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to shares of capital stock of Bancshares or any Bancshares Subsidiary, except that (a) Seller Bank may pay dividends to Bancshares in amounts sufficient to enable Bancshares to pay its ordinary operating expenses and accrued liabilities, and the accounting, legal, printing, investment banking, other expenses and costs relating to the Reorganization, (b) Bancshares may pay a quarterly dividend of $0.12 per share in accordance with its current schedule of quarterly dividends and (c) Bancshares Capital Trust I may pay scheduled distributions with respect to the Trust Preferred Securities;

(v) Acquire, by merger, exchange, consolidation, acquisition of stock or assets or otherwise, any corporation, partnership, limited liability company, joint venture or other business organization or division or material assets thereof, or assets or deposits that are material to Bancshares on a consolidated basis, except in exchange for debts previously contracted, including the Seller Bank REO;

(vi) Change the Loan Policy, Asset/Liability Management Policy or Loan Loss Reserve Policy except for such changes as may be required in the reasonable opinion of the management of Bancshares to respond to then current market or economic conditions or as may be required by Applicable Governmental Authorities; provided that Bancshares notifies Purchaser of any such change, and the express terms thereof, in writing as soon as practicable, but in no event later than two (2) Business Days after such change is made; and provided, further, that any change to the Loan Policy, Loan Loss Reserve Policy or Asset/Liability Management Policy be adopted at a meeting of the board of directors of Bancshares or Seller Bank, as the case may be, or of the appropriate committee of the board of directors, to which a representative of the Purchaser has been invited by delivery of a written notice pursuant to Section 7.1(b), which meeting is actually held on the date and at the time set forth in such notice, and is otherwise held in accordance with such notice;

(vii) File any applications for additional branches, open any new office or branch, close any current office or branch, or relocate operations from existing locations;

(viii) Incur or become subject to any indebtedness for borrowed money except (A) for Federal Home Loan Bank borrowings with a term of one (1) year or less, (B) for non-brokered deposit accounts established in the ordinary course of business on terms and conditions, including interest rates, that are not more favorable in any material respect than those available from local commercial banks in arms’ length transactions in the ordinary course of business, and (C) as necessary for Seller Bank to cover daylight overdrafts and other temporary indebtedness incurred in the ordinary course of business;

(ix) Mortgage, pledge or subject any of its assets to any lien or other encumbrance except (A) in the ordinary course of business, (B) liens and encumbrances for current property taxes not yet due and payable or being contested in good faith, (C) Bancshares Permitted Liens, which, when aggregated with all other Bancshares Permitted Liens, do not have a Bancshares Material Adverse Effect and (D) liens and encumbrances resulting from Federal Home Loan Bank borrowings permitted hereunder;

(x) Discharge or satisfy any material lien or encumbrance on its assets or repay any material indebtedness for borrowed money, except for scheduled repayments of (A) Federal Home Loan Bank advances, (B) Bancshares’ term debt, and (C) other obligations incurred and repaid in the ordinary course of business;

(xi) Invest in, purchase or lease any real estate, except for investments in Seller Bank REO;

(xii) Make any single or group of related capital expenditures or commitments therefor in excess of $25,000, other than pursuant to binding commitments existing on the date hereof and disclosed herein, and as necessary to maintain its assets in good repair;

(xiii) Enter into any contract or agreement to buy, sell, exchange or otherwise deal in any assets or series of assets in a single transaction in excess of $25,000 in aggregate value, except for the origination, purchase and sale of mortgage Loans and Loan participations, the purchase of Investment Securities as permitted herein, and sales of Seller Bank REO and other repossessed properties or the acceptance of a deed in lieu of foreclosure;

(xiv) Enter into any new, or modify, amend, renew or extend (through action or inaction) the term of any existing, lease, contract or license that has a term of more than one (1) year, or that involves the payment by Bancshares or any Bancshares Subsidiary of more than $20,000 in the aggregate, other than any Loan permitted under Section 5.1(c)(xix) and (xx);

(xv) Terminate any material lease, contract or license;

(xvi) Allow any material lease, contract or license to terminate or expire, or any option to terminate, extend or renew the term thereof to lapse or expire, without providing Purchaser with at least thirty (30) days prior notice thereof;

(xvii) Institute, settle or agree to settle any claim, action or proceeding, whether or not initiated in a court of law, involving an expenditure in excess of $25,000 without providing Purchaser with at least fifteen (15) days prior notice thereof;

(xviii) Issue any certificates of deposit not in the ordinary course of business and consistent with past practices and the Asset/Liability Management Policy; modify any rates applicable to any certificates of deposit having a maturity over one (1) year unless Bancshares or Seller Bank, as the case may be, shall have notified Purchaser of the rate schedules for any certificates of deposit at least one (1) Business Day prior to issuing such certificates of deposit; or accept or renew any brokered deposits;

(xix) Subject to Applicable Laws and Regulations, make, commit to make, renew, extend the term or increase the amount of any Loan with an outstanding principal amount in excess of $50,000 to any Person if such Loan or any other Loans to such Person or an Affiliate or member of the Immediate Family of such Person is on the “watch list” or similar internal report of Bancshares or Seller Bank, or has been classified as “substandard,” “doubtful,” “loss,” or other Loans specially mentioned or listed as a “potential problem loan;” provided, however, that nothing in this subsection shall prohibit Bancshares or Seller Bank from honoring any contractual obligation in existence on the date of this Agreement;

(xx) Subject to Applicable Laws and Regulations, make, commit to make, renew, extend the term or increase the amount of any Loan to any executive officer (as defined in Regulation O of the Federal Reserve) or director of Bancshares or any Bancshares Subsidiary, any five percent (5%) stockholder of Bancshares, or any Affiliate of any of the foregoing;

(xxi) Make or commit to make any Loans except in the ordinary course of business for (A) Loans secured by one to four family residences provided that all such Loans are within FHLMC sale limits and otherwise qualify for sale on the secondary mortgage market, (B) unsecured loans not in excess of $25,000, (C) non real estate secured Loans not in excess of $250,000 and (D) Loans secured by real estate not in excess of $500,000; provided, however, that neither Bancshares nor any Bancshares subsidiary shall not make, commit to make, renew, extend the term of or increase the amount of any Loan to any Person if when aggregated with all outstanding Loans and commitments for Loans made to such Person and such Person’s Immediate Family and Affiliates, the Loans would not exceed $1,000,000;

(xxii) Cancel or release any material Loan, other debt or claims, release any collateral therefor, or waive any rights of material value, except in the ordinary course of business or upon payment in full;

(xxiii) Sell any Investment Securities except as may be required in the opinion of the management of Bancshares to respond to then current market or economic conditions or as may be required by any Applicable Governmental Authority, provided that Bancshares notifies Purchaser of any such sale as soon as practicable, but in no event more than two (2) Business Days after such sale is consummated;

(xxiv) Purchase any Investment Securities, except that existing Investment Securities may be replaced at maturity or upon a permitted sale with the purchase of United States Treasury or agency securities having maturities (without regard to any call feature) of one (1) year or less and similar value;

(xxv) Change the manner in which its portfolio of Investment Securities is classified or reported in accordance with SFAS 115 or otherwise, or restructure or materially change its Investment Securities portfolio or its gap position;

(xxvi) Purchase or otherwise acquire any investments, direct or indirect, in any derivative securities, financial futures or commodities or enter into any interest rate swap, floors and option agreements, or other similar interest rate management agreements;

(xxvii) Enter into any new, or amend, modify or terminate any existing employment, severance, retention, covenant not to compete or similar agreements or arrangements with any officer, director or employee, except as expressly provided by this Agreement;

(xxviii) Grant any wage, salary or compensation increases, any bonuses, or any severance, termination or retention payments to any officer, director or employee other than pursuant to a program that has been approved in advance and in writing by Purchaser;

(xxix) Hire any employee with an annual salary in excess of $25,000 except for employees at will who are hired at a comparable or lesser salary to replace employees who have resigned or whose employment has otherwise been terminated;

(xxx) Amend the Bancshares Benefit Plans except as required by Applicable Laws and Regulations to consummate any aspect of the Reorganization in accordance with Applicable Laws and Regulations and in accordance with a plan or program that has been approved in advance and in writing by Purchaser, or adopt any other profit sharing, stock option, pension, retirement, employee stock ownership, restricted stock, incentive compensation, deferred compensation, bonus, severance, retention, vacation, insurance or other employee benefit plan, trust, fund, contract or arrangement for the benefit or welfare of any employees;

(xxxi) Make contributions to any Bancshares Benefit Plan except as required by the terms of such plans or agreements as in effect as of the date of this Agreement, and as contemplated by this Agreement; or

(xxxii) Agree or commit to do any of the foregoing.

With respect to any written request by Bancshares for Purchaser’s consent to any non-permitted action of Bancshares or Seller Bank described in this Section 5.1, Bancshares shall be entitled to conclusively presume that Purchaser has consented to any such action unless Bancshares shall have received Purchaser’s written objection to such action within five (5) Business Days of the date of Purchaser’s actual receipt of such written request.

(d) Subject to any specific provisions of this Agreement, it is the intent of the parties to this Agreement that neither Purchaser nor any Purchaser Subsidiary by reason of this Agreement shall be deemed (until consummation of the Reorganization) to control, directly or indirectly, Bancshares or any Bancshares Subsidiary shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of Bancshares or any Bancshares Subsidiary.

5.2 Stockholders’ Meeting; Proxy Statement.

(a) The board of directors of Bancshares has determined that this Agreement and the transactions contemplated hereby are in the best interests of Bancshares and its stockholders, and has directed that this Agreement and the transactions contemplated hereby be submitted to Bancshares’ stockholders for adoption and approval at a duly held meeting of such stockholders. Bancshares shall, as soon as practicable, take all steps necessary to duly call, give notice of, convene and hold a special meeting of its stockholders and take such actions as shall be appropriate for the special meeting for the purpose of obtaining stockholder approval of this Agreement and the transactions contemplated hereby, including the Merger (the “Stockholders’ Meeting”).

(b) Bancshares shall prepare a proxy statement for the purpose of holding the Stockholders’ Meeting (the “Proxy Statement”) and Bancshares shall submit the Proxy Statement to the SEC as soon as practicable, but in any event within forty-five (45) days, after the date of this Agreement. The Proxy Statement shall be prepared in accordance with all applicable requirements of the Securities Exchange Act and the rules and regulations promulgated thereunder.

(c) Purchaser shall furnish such information concerning Purchaser and the Bank as is necessary to prepare the Proxy Statement, insofar as it relates to Purchaser or the Bank, in accordance with all applicable requirements of the Securities Exchange Act and the rules and regulations promulgated thereunder. Purchaser agrees promptly to advise Bancshares if at any time prior to the Stockholders’ Meeting any information provided by Purchaser for use in the Proxy Statement becomes incorrect or incomplete in any material respect, and to provide to Bancshares the information needed to correct such inaccuracy or omission.

(d) Bancshares shall prepare the initial draft of the Proxy Statement and deliver such initial draft to Purchaser at least five (5) Business Days prior to the date on which it will be filed with the SEC. Bancshares shall deliver a final proposed Proxy Statement to Purchaser and its counsel at least two (2) Business Days prior to filing it with the SEC, and shall provide Purchaser with copies of all responses from or written communications from the SEC relating to the Proxy Statement. Bancshares shall also deliver a copy of the final Proxy Statement to Purchaser promptly after the SEC has completed its review thereof.

(e) Bancshares shall mail the Proxy Statement to its stockholders as soon practicable, but in no event later than thirty (30) days after the date the SEC has completed its review of the Proxy Statement (the “Mailing Date”).

(f) Bancshares shall retain, at Bancshares’ expense, a proxy solicitation firm mutually agreed to by Purchaser and Bancshares promptly following Purchaser’s request, and shall cooperate fully with requests of such proxy solicitation firm.

5.3 Recommendation of Approval.

(a) Subject to its fiduciary duties, the board of directors of Bancshares shall (i) recommend to its stockholders the approval of this Agreement and the Reorganization, including the Merger, (ii) shall include such recommendation in the Proxy Statement, (iii) shall otherwise use its Best Efforts to the extent consistent with its fiduciary duties to obtain such stockholders’ approval and (iv) shall not (x) withdraw, modify or qualify in any manner adverse to Purchaser or Merger Sub such recommendation or (y) take any other action or make any other public statement in connection with the Stockholders’ Meeting inconsistent with such recommendation (collectively, a “Change in Recommendation”), except as and to the extent expressly permitted by Section 5.3(b). Notwithstanding any Change in Recommendation, this Agreement shall be submitted to the stockholders of the Company at the Stockholders’ Meeting for the purpose of adopting this Agreement and nothing contained herein shall be deemed to relieve Bancshares of such obligation. In addition to the foregoing, Bancshares shall not submit to the vote of its stockholders any Competing Proposal other than the Merger prior to the termination of this Agreement.

(b) Notwithstanding the foregoing, the Company and its Board of Directors shall be permitted to effect a Change in Recommendation if and only to the extent that:

(i) both:

(A) Bancshares shall have complied with the provisions of Section 5.4; and

(B) (1) Bancshares shall have received a Competing Proposal after the date of this Agreement and the Board of Directors of Bancshares shall have concluded in good faith that such Competing Proposal constitutes a Superior Proposal after giving effect to all of the adjustments which may be offered by Purchaser pursuant to clause (4) below, (2) the Board of Directors of Bancshares, after consultation with its outside counsel, determines in good faith that failure to take such action would reasonably be expected to result in a violation of its fiduciary duties under Applicable Law(s) and Regulations, (3) Bancshares shall notify Purchaser, at least four (4) Business Days in advance, of its intention to effect a Change in Recommendation in response to such Superior Proposal, specifying the material terms and conditions of any such Superior Proposal (including the identity of the party making such Competing Proposal) and furnishing to Purchaser a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents, and (4) prior to effecting such a Change in Recommendation, Bancshares shall, and shall cause its financial and legal advisors to, during the period following Bancshares’ delivery of the notice referred to in clause (3) above, negotiate with Purchaser in good faith (to the extent Purchaser desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Competing Proposal ceases to constitute a Superior Proposal; or

(ii) the Board of Directors of Bancshares determines in good faith, after consultation with its outside counsel, that failure to take such action would reasonably be expected to result in a violation of its fiduciary duties under Applicable Laws and Regulations.

5.4 Certain Actions.

(a) From and after the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with the terms hereof, neither Bancshares nor Seller Bank shall, and Bancshares shall cause its and Seller Bank’s respective Affiliates and any their respective directors, officers, employees, investment bankers, financial advisors, counsel, accountants, representatives or agents not to, directly or indirectly make, encourage, facilitate, take any action designed to facilitate, solicit, induce, assist or initiate any inquiry or proposal, or participate in any negotiations with, discuss with, or provide any information to, any corporation, partnership, agent, attorney, financial advisor, or other Person (other than Purchaser, an Affiliate of Purchaser or an officer, employee or other authorized representative of Purchaser or such Affiliate, or counsel for Purchaser or its directors and financial advisor, solely for use in connection with the transactions contemplated hereby) relating to or in connection with any Competing Proposal; provided, however, that if, at any time prior to approval of this Agreement by the stockholders of Bancshares, the Board of Directors of Bancshares determines in good faith, after receipt of advice from outside counsel, that the failure to provide such information or to participate in such negotiations or discussions would likely be inconsistent with its fiduciary duties to Bancshares’ stockholders under applicable law, Bancshares may, in response to a proposal that was not solicited by it and that did not result from a breach of this Section 5.4(a), and that has been determined by the Board of Directors of Bancshares to be a Competing Proposal subject to Bancshares giving Purchaser at least two (2) Business Days’ written notice of its intention to do so, (x) furnish information with respect to Bancshares to any Person pursuant to a customary confidentiality agreement provided that a copy of all such information is delivered simultaneously to Purchaser, and (y) participate in negotiations regarding such proposal. Bancshares shall promptly notify Purchaser orally and in writing of any inquiry, request for information or any proposal in connection with a Competing Proposal, the material terms and conditions of such request or proposal (including a copy thereof, if in writing, and any related correspondence) and the identity of the Person making such inquiry, request or proposal. Bancshares will keep Purchaser reasonably informed of the status and details (including amendments or proposed amendments) of such request or proposal on a current basis, and will respond promptly in writing to any reasonable inquiry by Purchaser concerning the foregoing. Bancshares shall immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any Person conducted heretofore by Bancshares or its representatives with respect to the foregoing.

(b) For purposes of this Agreement, “Competing Proposal” shall mean, whether in the form of an actual or intended proposal to or from, a signed agreement with, a completed action by or other communication with, as the case may be, any Person (or group of Persons) other than Purchaser and the Purchaser Subsidiaries (a “Third Party”), any of: (i) a merger (whether or not Bancshares is the surviving corporation) or consolidation, or any similar transaction (other than the Merger) of any company with either Bancshares or any significant subsidiary (as defined in Rule 1.2 of Regulation S-X of the SEC) (a “Significant Subsidiary”) of Bancshares; (ii) a purchase, lease or other acquisition of all or substantially all the assets of either Bancshares or any Significant Subsidiary of Bancshares; (iii) a purchase or other acquisition, in one or a series of related transactions, of “beneficial ownership” by any “person” or “group” (as such terms are defined in Section 13(d)(3) of the Securities Exchange Act) (including by way of merger, consolidation, share exchange or otherwise) which would cause such person or group to become the beneficial owner of securities representing 15% or more of the voting power of either Bancshares or any Significant Subsidiary of Bancshares; (iv) a tender or exchange offer to acquire securities representing 15% or more of the voting power of Bancshares; (v) a public proxy or consent solicitation made to stockholders of Bancshares seeking proxies in opposition to any proposal relating to any aspect of the Reorganization that has been recommended by the board of directors of Bancshares; (vi) a liquidation, dissolution, or recapitalization of Bancshares or Seller Bank; (vii) a sale outside the ordinary course of business of a significant amount of assets of Bancshares or Seller Bank; (viii) a purchase or sale of shares of capital stock of Bancshares or Seller Bank; (ix) any similar transactions involving Bancshares or Seller Bank, other than the transactions contemplated by this Agreement; (x) the filing of an application or notice with the Federal Reserve, the OTS or any other federal or state regulatory authority (which application has been accepted for processing) seeing approval to engage in one or more of the transactions referenced in clauses (i) through (viii) above; or (xi) the making of a bona fide proposal to Bancshares or its stockholders, by public announcement or written communication, that is or becomes the subject of public disclosure, to engage in one or more of the transactions referenced in clauses (i) through (ix) above. For purposes of this Agreement, a “Superior Proposal” shall mean any Competing Proposal (on its most recently amended or modified terms, if amended or modified) that the Board of Directors of Bancshares determines in its good faith judgment (based on, among other things, the advice of a financial advisor of nationally recognized reputation) to be more favorable to Bancshares’ stockholders than the Merger, taking into account all relevant factors (including whether, in the good faith judgment of the Board of Directors of Bancshares, after obtaining the advice of a financial advisor of nationally recognized reputation, the Third Party is reasonably able to finance the Competing Proposal, and any proposed changes to this Agreement that may be proposed by Purchaser in response to such Competing Proposal).

5.5 Voting Agreement. Bancshares agrees to use its Best Efforts to obtain and deliver to Purchaser, as promptly as practicable, a signed voting agreement in the form of Exhibit C hereto from any Person who becomes a director or executive officer of Bancshares or Seller Bank after the date of this Agreement and before the date of the Stockholders’ Meeting.

5.6 Trust Preferred Securities. Bancshares shall take all actions that are necessary or that are otherwise reasonably requested by Purchaser to cause, as of the

Effective Time, Purchaser to be the successor to, or to assume the obligations of, Bancshares under and pursuant to the Trust Agreement, the Indenture and the Guarantee Agreement and to ensure that the Subordinated Debentures remain outstanding and the Trust Preferred Securities issued pursuant to the Trust Agreement remain outstanding.

ARTICLE VI

COVENANTS OF PURCHASER

6.1 Regulatory Applications.

(a) Purchaser shall, within forty-five (45) days of the date hereof, file applications or notices with the Federal Reserve and any other Applicable Governmental Authorities, and shall use its Best Efforts to respond as promptly as practicable to all inquiries received concerning said applications.

(b) Purchaser shall deliver a draft of the nonconfidential portions of all regulatory applications and notices to Bancshares prior to filing them, and shall provide Bancshares with copies of the nonconfidential portions of all responses from or written communications from Regulatory Authorities relating to the Merger or this Agreement to the extent permitted by law. Purchaser shall also deliver a final copy of the nonconfidential portions of all regulatory applications and notices to Bancshares promptly after they are filed with the appropriate Regulatory Authority.

6.2 Indemnification; Director and Officer Liability Insurance.

(a) Subject to applicable limitations imposed by Applicable Regulatory Authorities, or except as required by Applicable Laws and Regulations Purchaser agrees to indemnify and hold harmless each present and former director and officer of Bancshares and the Bancshares Subsidiaries (each, an “Indemnified Party”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, amounts paid in settlement, losses, claims, damages, or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) as they are from time to time incurred, in each case to the fullest extent such person would have been indemnified or have the right to advancement of expenses pursuant to Bancshares’ certificate of incorporation and bylaws, or the corresponding documents of the applicable Bancshares Subsidiary, as the case may be, as in effect on the date of this Agreement. Notwithstanding anything to the contrary contained in this paragraph, nothing contained herein shall require Purchaser to indemnify any person who was a director or officer of Bancshares or any Bancshares Subsidiary to a greater extent than Bancshares or any Bancshares Subsidiary is, as of the date of this Agreement, required to indemnify any such person. Purchaser’s obligations under this Section 6.2(a) shall continue in full force and effect for a period of six (6) years from the Effective Time unless otherwise required by Applicable Laws and Regulations; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until final disposition of any such claim.

(b) Any Indemnified Party wishing to claim indemnification under Section 6.2(a), upon learning of any such claim, action, suit, proceeding, or investigation, shall promptly notify Purchaser thereof. In the event of any such claim, action, suit, proceeding, or investigation (i) Purchaser shall have the right to assume the defense thereof and Purchaser shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if Purchaser elects not to assume such defense or counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between Purchaser and the Indemnified Party, the Indemnified Party may retain counsel satisfactory to them, and Purchaser shall pay the reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received; provided, however, that Purchaser shall be obligated pursuant to this Section 6.2(b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, and (ii) such Indemnified Party shall cooperate in the defense of any such matter.

(c) Purchaser shall maintain Bancshares’ existing directors’ and officers’ liability insurance policy (or provide a policy providing comparable coverage and amounts on terms no less favorable to the persons currently covered by Bancshares’ existing policy, including Purchaser’s existing policy if it meets the foregoing standard) covering persons who are currently covered by such insurance for a period of three (3) years after the Effective Time; provided, however, that in no event shall Purchaser be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Section 6.2(c), an amount in excess of 150% of the amount of the annual premium paid by Bancshares as of the date hereof for such insurance (the “Maximum Insurance Amount”); provided further that, prior to the Effective Time, Bancshares shall notify the appropriate directors’ and officers’ liability insurers of the Merger and of all pending or threatened claims, actions, suits, proceedings or investigations asserted or claimed against any Indemnified Party, or circumstances likely to give rise thereto to the extent known to Bancshares, in accordance with terms and conditions of the applicable policies. If the aggregate amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Insurance Amount, Purchaser shall obtain the most advantageous coverage obtainable for an annual premium equal to the Maximum Insurance Amount.

6.3 Seller Bank Board. Purchaser acknowledges that in connection with the consummation of the Reorganization, Purchaser shall cause the board of directors of Seller Bank to be comprised of five (5) individuals, one of which shall be a representative designated by Purchaser, one of which shall be the President of Seller Bank and three of which shall be individuals who (i) were directors of Seller Bank immediately prior to the Effective Time, (ii) are mutually agreed upon by the President of Bancshares and the President of Purchaser, (iii) executed and delivered a Voting Agreement and complied with the terms thereof and (iv) recommended to the Bancshares’ stockholders the approval of the Agreement.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 Access to Information; Confidentiality.

(a) Between the date hereof and the Effective Time, upon reasonable notice, Bancshares will afford, and will cause each Bancshares Subsidiary to afford, to the officers, accountants, attorneys and authorized representatives of Purchaser, reasonable access during normal business hours to the corporate and banking offices, personnel, properties, contracts, commitments, books and records and independent accountants of Bancshares and each Bancshares Subsidiary, whether such documents are located on the premises of Bancshares or elsewhere. Bancshares shall furnish Purchaser with all such statements (financial and otherwise), records and documents or copies thereof, and other information concerning the business and affairs of Bancshares and each Bancshares Subsidiary, as Purchaser shall from time to time reasonably request. Bancshares further agrees to cause its independent accountants, attorneys and such other Persons as the parties shall mutually agree upon to fully cooperate with Purchaser and its representatives in connection with the right of access granted herein.

(b) Bancshares shall allow Purchaser’s president, or any other officer (but not more than two officers) designated by Purchaser, (i) to attend all meetings of the boards of directors and board committees of Bancshares and Seller Bank, including the loan committee and investment committee of Bancshares and Seller Bank, as an observer, and (ii) to participate by conference call in each and every meeting held by Bancshares or any Bancshares Subsidiary at which any decision is considered concerning the purchase of Investment Securities. Bancshares shall give reasonable (and no less than five (5) Business Days’ prior written) notice to Purchaser of the date, time and place of each such meeting or conference call (and any adjournments and postponements thereof), and, if known, the agenda for or business to be discussed at each such meeting or conference call. Bancshares shall also provide to Purchaser all written agendas and meeting materials provided to the boards of directors of Bancshares and Seller Bank in connection with such board and board committee meetings. Notwithstanding the foregoing, Bancshares shall not be required to permit Purchaser’s president (or any other representative of Purchaser) to attend any portion of any meeting, or to provide to Bancshares with any materials, that relate to this Agreement or a Competing Proposal, or that involve matters protected by the attorney-client privilege. All references to “meetings” in this Section 7.1(b) and in any section of this Agreement that references the Section 7.1(b) shall include any adjournment or postponement of such meeting.

(c) Except for information and documents that do not constitute “Evaluation Material” as defined in the Confidentiality Agreement, all information and documents to which Purchaser is given access pursuant hereto shall be subject to the Confidentiality Agreement. All information furnished by Bancshares or any Bancshares Subsidiary to Purchaser pursuant hereto shall be treated as the sole property of Bancshares until the consummation of the Merger contemplated hereby, and if the Merger shall not occur, Purchaser shall destroy or return such information to Bancshares to the extent required by the Confidentiality Agreement.

7.2 Supplemental Reports and Information.

(a) Bancshares shall deliver to Purchaser complete copies of the Bancshares Annual Report on Form 10-K for the fiscal year ending December 31, 2006, all Bancshares Quarterly Reports on Form 10-Q, all Bancshares Current Reports on Form 8-K and all Bancshares proxy materials and related Bancshares annual reports to stockholders that are filed with the SEC after the date hereof and prior to the Effective Time as soon as practicable, but in no event more than three (3) Business Days after the applicable filing date.

(b) Bancshares shall deliver to Purchaser complete copies of all Bancshares Regulatory Reports and Seller Bank Regulatory Reports that are filed during the period after the date hereof and prior to the Effective Time as soon as practicable, but in no event more than three (3) Business Days after the applicable filing date.

(c) Bancshares will furnish to Purchaser a copy of each other material report filed by it with any other Applicable Governmental Authority, including any federal, state or local taxing authority and any federal or state bank regulatory or securities authority during the period after the date hereof and prior to the Effective Time as soon as practicable, but in no event more than three (3) Business Days after the applicable filing date.

(d) During the period after the date hereof and prior to the Effective Time, Bancshares will provide to Purchaser, as soon as reasonably available but not later than the third (3rd) day following their delivery to the applicable board of directors, the reports of management of Bancshares and Seller Bank, which shall include monthly financial statements of Bancshares and Seller Bank, as applicable, to the boards of directors of Bancshares and the Seller Bank, respectively, for the most recently available month.

7.3 Title Reports. As soon as practical after the date hereof, but in any event no later than forty-five (45) days after the date hereof, Bancshares shall, at Purchaser’s expense, obtain and deliver to Purchaser, with respect to all real estate owned or held pursuant to a ground lease by Bancshares and any Bancshares Subsidiary, an owner’s preliminary report of title covering a date subsequent to the date hereof, issued by Chicago Title and Trust or such other title insurance company as is reasonably acceptable to Purchaser, showing fee simple title in Bancshares or such Bancshares Subsidiary in such real estate or the appropriate leasehold interest of Bancshares or such Bancshares Subsidiary, subject only to (i) the standard exceptions to title customarily contained in a policy on ALTA 1970 Owner’s Form B; (ii) liens of current state and local property taxes which are not delinquent or subject to penalty; and (iii) other liens, encumbrances, restrictions and conditions of record that do not materially adversely affect the value or use of such real estate.

7.4 Resolution of Bancshares Benefit Plans. Bancshares and Purchaser shall cooperate in effecting the following treatment of the Bancshares Benefit Plans, except as mutually agreed upon by Purchaser and Bancshares prior to the Effective Time:

(a) At the Effective Time, Purchaser (or a Purchaser Subsidiary) shall be substituted for Bancshares as the sponsoring employer under those Bancshares Benefit Plans with respect to which Bancshares or Seller Bank is a sponsoring employer immediately prior to the Effective Time, and shall assume and be vested with all of the powers, rights, duties, obligations and liabilities previously vested in Bancshares or Seller Bank with respect to each such Plan. Except as otherwise provided herein, each such Plan and any Bancshares Benefit Plan sponsored by Bancshares or Seller Bank shall be continued in effect by Purchaser or any applicable Purchaser Subsidiary after the Effective Time, subject to the power reserved to Purchaser or any applicable Purchaser Subsidiary under each such Plan to subsequently amend or terminate the Plan in accordance with Applicable Laws and Regulations. Bancshares, Seller Bank and Purchaser will use all reasonable efforts (i) to effect said substitutions and assumptions, and take such other actions contemplated under this Agreement, and (ii) to amend such Plans as to the extent necessary to provide for said substitutions and assumptions, and such other actions contemplated under this Agreement.

(b) At or as promptly as practicable after the Effective Time as Purchaser shall reasonably determine, Purchaser shall provide, or cause any Purchaser Subsidiary to provide, to each employee of Bancshares and Seller Bank as of the Effective Time (“Bancshares Employees”) the opportunity to participate in each employee benefit plan and program maintained by Purchaser or the Purchaser Subsidiaries for similarly situated employees (the “Purchaser Benefit Plans”); provided, however, that with respect to such Purchaser Benefit Plans, Bancshares Employees shall be given credit for service with Bancshares or Seller Bank in determining eligibility for and vesting in benefits thereunder, but not for purposes of benefit accrual; provided further that Bancshares Employees shall not be subject to any waiting periods or pre-existing condition exclusions under the Purchaser Benefit Plans to the extent that such periods are longer or restrictions impose a greater limitation than the periods or limitations imposed under Bancshares Benefit Plans. Nothing in the preceding sentence shall obligate Purchaser to provide or cause to be provided any benefits duplicative of those provided under any Bancshares Benefit Plan continued pursuant to subparagraph (a) above, including, but not limited to, extending participation in any Purchaser Benefit Plan which is an “employee pension benefit plan” under ERISA with respect to any year during which allocations are made to Bancshares Employees under a Bancshares Qualified Plan. Except as otherwise provided in this Agreement, the power of Bancshares, Purchaser, Seller Bank or any Purchaser Subsidiary to amend or terminate any benefit plan or program, including any Bancshares Benefit Plan, shall not be altered or affected. Moreover, this Agreement shall not confer upon any Bancshares employee any rights or remedies hereunder and shall not constitute a contract of employment or create any right, to be retained or otherwise, in employment with Purchaser, Seller Bank or any Purchaser Subsidiary.

(c) Concurrently with the execution of this Agreement to be effective as of the Closing Date, each of James Stebor, Mark Tyrpin, Millie Shields and Cathy Pendell shall have executed a new employment agreement that will become effective at the Effective Time that has the effect of terminating each such officer’s rights under all existing employment agreements, change of control agreements or other agreements, arrangements, policies, plans or promises in exchange for an identified agreed-upon amount and, with respect to those officers that have executed a new employment agreement, sets forth, among other matters, certain matters concerning their employment after the Reorganization, copies of which are attached as Schedule 7.4(c) to the Bancshares Disclosure Schedule (collectively, the “Employment Related Documents”).

(d) Notwithstanding anything in this Agreement to the contrary, all retention, severance, covenant not to compete, termination payments, acceleration of benefit vesting, and other compensation paid by Bancshares or Seller Bank, or as provided for in this Agreement, any Bancshares Benefit Plan or otherwise, including any Change in Control Benefit, shall not violate any prohibitions which are imposed by the Applicable Governmental Authorities, or which the Applicable Governmental Authorities otherwise deem to constitute unsafe and unsound banking practices or unreasonable compensation giving effect to any obligations of Purchaser or the Purchaser Subsidiary as provided herein.

(e) As of the Effective Time, the ESOP shall be terminated in accordance with its terms. Prior to the Effective Time, Bancshares shall be permitted to make such changes to the ESOP as it deems appropriate to carry out the provisions of the ESOP and this Section 7.4(e), and shall file a request for determination with the IRS with respect to the termination of the ESOP. Bancshares shall submit to Purchaser for its approval such ESOP changes before they are made and the request for determination before it is filed with the IRS. Purchaser acknowledges that approval of the Reorganization by the stockholders of Bancshares shall constitute a “change in control” under the ESOP and that, pursuant to the terms thereof, the ESOP trustee will sell a sufficient number of unallocated shares of Bancshares Common Stock to repay the then outstanding ESOP Loan in full, and that the ESOP trustee may sell such shares to Bancshares. As soon as practicable after receipt of a favorable determination letter from the IRS with respect to the termination, the assets of the ESOP shall be distributed to the participants and beneficiaries or transferred pursuant to an eligible rollover distribution as a participant or beneficiary may direct (including a rollover into a qualified plan of Purchaser, if approved by Purchaser, in which the individual is then participating). Except as expressly provided above in this Section 7.4(e), and except for contributions by Seller Bank to the ESOP in an amount sufficient to enable the ESOP make any payments required under the ESOP Loan, from and after the date of this Agreement through the Effective Time, neither Bancshares nor Seller Bank shall make any contributions to the ESOP that will be used to repay, nor shall they repay, the ESOP Loan or any amounts due thereunder. Bancshares shall, and shall cause Seller Bank to, cooperate with Purchaser and take any action requested by Purchaser to prepare for the termination of the ESOP as of the Effective Time.

(f) Bancshares shall have caused Seller Bank to adopt the amendments to the First Federal Bank Severance Compensation Plan set forth in Exhibit D attached hereto.

(g) Immediately prior to the Effective Time, Bancshares and Seller Bank shall terminate the First Federal Bank Supplemental Executive Retirement Plan.

(h) Prior to the Effective Time, Bancshares shall withdraw from and terminate its participation in the FIRF, and shall notify the PBGC and all other required parties of such action in accordance with the requirements of Section 4041 of ERISA and the requirements of the FIRF. Bancshares further agrees to take all other actions requested by Purchaser or required under ERISA or under the FIRF in connection with such action, including, but not limited to, satisfying any related liability as required under Section 4064 of ERISA.

(i) Neither Bancshares nor Seller Bank shall make any contributions, other than employee elective deferrals, to the Seller Bank 401(k) Profit Sharing Plan. Immediately prior to the Effective Time, Bancshares and Seller Bank shall terminate the Seller Bank 401(k) Profit Sharing Plan.

(j) Prior to the Effective Time, Bancshares shall terminate the First Federal Bancshares Inc. Director Emeritus Policy and shall terminate any benefits payable under such policy.

7.5 Cooperation.

(a) Each of Purchaser and Bancshares covenants that, unless this Agreement is terminated as provided herein, it will use its Best Efforts to bring about the Reorganization as soon as practicable. Subject to the terms and conditions herein provided, each of Purchaser and Bancshares agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws and Regulations to consummate and make effective the Reorganization. In case at any time any further action is reasonably requested by one party as being necessary or desirable to carry out the purposes of this Agreement, the other party agrees to take such further action.

(b) Bancshares will cooperate in the preparation by Purchaser of such applications to the Applicable Governmental Authorities and any other regulatory authorities as may be necessary in connection with the Regulatory Approvals. Purchaser and Bancshares will each cooperate in the preparation of such applications, statements or materials as may be required to be furnished to the stockholders of Bancshares or filed or submitted to Applicable Governmental Authorities in connection with the Merger, and with solicitation of the approval by stockholders of Bancshares in respect thereof.

(c) Bancshares will cooperate and will cause Seller Bank to cooperate with Purchaser in obtaining any consent, authorization or approval of, or any exemption by, any Applicable Governmental Authority or other third party that must be obtained or made by any of them in connection with the Merger, or the taking of any other action contemplated hereby.

(d) Bancshares agrees that it shall, and shall cause Seller Bank and the other Bancshares Subsidiaries, to: (i) make any accounting adjustments or entries to its books of account and other financial records; (ii) make adjustments to Seller Bank’s loan loss reserve; (iii) sell or transfer any investment securities held by it; (iv) charge-off any Loan; (v) create any new reserve account or make additional provisions to any other existing reserve account; (vi) make changes in any accounting method; (vii) accelerate, defer or accrue any anticipated obligation, expense or income item; and (viii) make any other adjustments which would affect the financial reporting of the Surviving Corporation, on a consolidated basis after the Effective Time, in each case as Purchaser shall reasonably request; provided, however, that such adjustments are consistent with GAAP, that neither Bancshares nor Seller Bank shall be obligated to take any such requested action until immediately prior to the Closing and at such time as all conditions precedent to Bancshares’ obligations under this Agreement (except for the completion of actions to be taken at the Closing) have been satisfied, and that no such adjustment which Bancshares or Seller Bank would not have been required to make but for the provisions of this Section 7.5(d) in and of itself shall result in a breach of any warranty or representation made herein, have any effect on Bancshares’ Adjusted Stockholders’ Equity, change the amount of the Merger Consideration or the Option Spread to be paid to the holders of Bancshares Common Stock and the Bancshares Stock Options, or delay the Closing or Purchaser’s receipt of the Regulatory Approvals.

7.6 Notification of Certain Matters.

(a) Each party shall give prompt notice to the other parties of (i) the occurrence or failure to occur of any event or the discovery of any information, which occurrence, failure or discovery would be likely to cause any representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete after the date hereof or, in case of any representation or warranty given as of a specific date, would be likely to cause any such representation on its part contained in this Agreement to be untrue, inaccurate or incomplete in any material respect as of such specific date and (ii) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder.

(b) From and after the date hereof to the Effective Time, and at and as of the Effective Time, Bancshares shall supplement or amend any of its representations and warranties which apply to the period after the date hereof by delivering updates to the Bancshares Disclosure Schedule (each, a “Disclosure Schedule Update”) to Purchaser with respect to any matter hereafter arising which, in the good faith judgment of Bancshares, would render any such representation or warranty after the date of this Agreement materially inaccurate or incomplete as a result of such matter arising. A Disclosure Schedule Update that reflects the breach of any warranty or representation made by Bancshares in this Agreement (any and all breaches so reflected in a Disclosure Schedule Update, the “Disclosure Schedule Related Breach”) shall not cure or be deemed to cure the Disclosure Schedule Related Breach.

7.7 Press Releases. Purchaser and Bancshares shall coordinate all publicity relating to any aspect of the Reorganization and, except as otherwise required by Applicable Laws and Regulations, or with respect to employee meetings, neither party shall issue any press release, publicity statement or other public notice relating to the Agreement or any aspect of the Reorganization without obtaining the prior consent of the other, which consent shall not be unreasonably withheld.

7.8 Environmental Investigation.

(a) Purchaser may, at its election, engage a mutually acceptable environmental consultant to conduct a preliminary Phase I environmental assessment of each of the parcels of real estate used in the operation of the businesses of Bancshares and Seller Bank and any other Bancshares Properties. The fees and expenses of the consultant with respect to the Phase I assessments shall be paid by Purchaser. The consultant shall complete and deliver the Phase I assessments not later than sixty (60) days after the date of this Agreement. If any environmental conditions are found or suspected or would tend to be indicated by the report of the consultant which may be contrary to the representations and warranties of Bancshares set forth herein without regard to any exceptions that may be contained in the Bancshares Disclosure Schedule, then the parties shall obtain from one or more mutually acceptable consultants or contractors, as appropriate, an estimate of the cost of any further environmental investigation, sampling, analysis, remediation, or other follow-up work that may be necessary to address those conditions in accordance with applicable laws and regulations.

(b) Upon receipt of the estimate of the costs of all follow-up work to the Phase I assessments or any subsequent investigation phases that may be conducted, the parties shall attempt to agree upon a course of action for further investigation and remediation of any environmental condition suspected, found to exist, or that would tend to be indicated by the report of the consultant. All post-Phase I investigations or assessments (the cost of which shall be paid by Purchaser), all work plans for any post-Phase I assessments or remediation and any removal or remediation actions that may be performed shall be mutually satisfactory to Purchaser and Bancshares. If the work plans or removal or remediation actions would cost more than $200,000 (individually or in the aggregate) to complete, Purchaser and Bancshares shall discuss a mutually acceptable modification of this Agreement. Purchaser and Bancshares shall cooperate in the review, approval and implementation of all work plans.

(c) If the parties are unable to agree upon a course of action for further investigation and remediation of an environmental condition or issue raised by an environmental assessment and/or a mutually acceptable modification to this Agreement, and the condition or issue is not one for which it can be determined to a reasonable degree of certainty that the risk and expense to which Purchaser and the Purchaser Subsidiaries would be subject as owner of the property involved can be quantified, in good faith, and limited to an amount less than $400,000, then Purchaser may abandon this Agreement as soon as possible but in no event more than 120 days after the receipt of the Phase I assessments.

7.9 Reservation of Rights to Modify Structure. Purchaser may, at any time prior to the Effective Time (including, to the extent permitted by Applicable Laws and Regulations, following the adoption and approval of this Agreement and the Merger by the stockholders of Bancshares) change the method of effecting the combination of Merger Sub with the Company (including the provisions of Article II); provided, however, that no such change shall (i) alter or change in any respect the amount or kind of the Merger Consideration to be paid to, or other economic benefits to be received by, holders of Bancshares Common Stock or of the Option Spread to be paid to holders of Bancshares Stock Options, (ii) change the federal income tax treatment of the transactions contemplated hereunder or (iii) prevent, impede or materially delay consummation of the Transactions. In the event Purchaser determines to make any such change, Bancshares will take or perform any additional reasonably necessary or advisable steps to enable Purchaser to restructure the transaction in such manner.

7.10 Transaction Expenses. Bancshares shall cause its and Seller Bank’s attorneys, accountants, investment bankers and other advisors and agents (the “Advisors”) to submit final bills for all Professional Fees to Bancshares at least five (5) Business Days prior to the Closing Date. Bancshares shall have paid all Professional Fees in full prior to the Effective Time. The aggregate amount of such Professional Fees paid to Keefe, Bruyette & Woods shall in no event exceed $275,000. The aggregate amount of Professional Fees payable to Bancshares’ outside legal and accounting advisors shall be reasonable and Bancshares shall provide Purchaser with written notice if and when such Professional Fees exceed $250,000 and shall provide additional written notice to Purchaser upon each $25,000 increment thereafter. In no event shall Purchaser be liable for any such Professional Fees or for any amounts payable to the Advisors.

ARTICLE VIII

CONDITIONS

8.1 Conditions to the Obligations of Purchaser. Notwithstanding any other provision of this Agreement, the obligations of Purchaser to consummate the Merger are subject to the following conditions precedent:

(a) The representations and warranties made by Bancshares in Sections 4.1, 4.2, 4.3 and 4.5(a)-(d) and (f) of this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Effective Time as though made on and as of such time with regard to any Disclosure Schedule Update. Each other representation and warranty made by Bancshares in this Agreement or in any other document delivered by Bancshares or any Bancshares Subsidiary pursuant to this Agreement: (i) that is not qualified as to materiality or Bancshares Material Adverse Effect, shall have been true and correct in all material respects as of the date of this Agreement; and (ii) that is qualified in any respect as to materiality or Bancshares Material Adverse Effect, shall have been true and correct as of the date of this Agreement. In addition, all of the representations and warranties that are referenced in clauses (i) and (ii) of the immediately preceding sentence shall be true and correct as of the Closing Date as though made on and as of such time; provided, however, that for all purposes of this Section 8.1(a)), such representations and warranties shall be deemed to be so true and correct as of the Closing Date unless the failure or failures of such representations and warranties to be true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Bancshares Material Adverse Effect set forth in such representations or warranties, will have or are reasonably likely to have a Bancshares Material Adverse Effect.

(b) Bancshares shall have performed in all material respects all of its obligations and shall have performed or complied in all of the material respects with all agreements and covenants required by this Agreement and in any other document delivered by Bancshares or any Bancshares Subsidiary pursuant to this Agreement to be performed by or complied with by Bancshares prior to or at the Effective Time.

(c) Except as specifically contemplated herein, there shall not have been any action taken, or any Applicable Law or Regulation enacted, promulgated or issued which would prohibit Purchaser’s ownership or operation of all or a material portion of Bancshares’ business or assets, whether immediately at the Effective Time or as of some future date, whether specified or to be specified, or which would compel Purchaser to dispose of or hold separate all or a material portion of Bancshares’ business or assets, whether immediately at the Effective Time or as of some future date, whether specified or to be specified, or which would render Purchaser or Bancshares unable to consummate any aspect of the Reorganization.

(d) To the extent the consummation of the Reorganization requires that Bancshares or any Bancshares Subsidiary, as the case may be, obtain the consent or waiver of the other party to any material lease, license, loan or financing agreement or other contract or agreement to which Bancshares or any Bancshares Subsidiary, as the case may be, is a party, such consent or waiver shall have been obtained, unless the failure to obtain such consent or waiver would not have a Bancshares Material Adverse Effect.

(e) No action, suit, proceeding or claim shall have been (i) instituted or made by any Person, or (ii) to Bancshares’ Knowledge, threatened by any Person, in each case challenging the validity or propriety of any aspect of the Reorganization or seeking damages or other relief that would have a Purchaser Material Adverse Effect or a Bancshares Material Adverse Effect.

(f) The aggregate number of Dissenting Shares shall not exceed ten percent (10%) of the outstanding shares of Bancshares Stock at the Effective Time.

(g) Bancshares’ Adjusted Stockholders’ Equity shall be not less than the sum of (i) $20,532,000 plus (ii) the Aggregate Option Exercise Price plus (iii) any tax benefit reflected in Bancshares’ consolidated stockholders’ equity related to the exercise of Bancshares Stock Options prior to the Effective Time.

(h) From the date hereof to the Effective Time, there shall be and have been no change that would have or would reasonably be expected to have a Bancshares Material Adverse Effect from that which was represented and warranted on the date of this Agreement.

(i) The Employment Related Documents in the forms included in Schedule 7.4(c) to the Bancshares Disclosure Schedule shall be in full force and effect and shall not have been amended, restated, supplemented or otherwise modified without the prior written consent of Purchaser.

(j) Purchaser shall have received written evidence, in form and substance acceptable to Purchaser in its sole discretion, reflecting that Bancshares shall have paid in full all Bancshares Transactional Expenses.

(k) Purchaser shall have received evidence reasonably satisfactory to it from Fiserv Solutions, Inc. that the provisions of Section 15(k) of the Agreement between Fiserv Solutions, Inc. and Seller Bank dated March 12, 2003 will not apply to Purchaser or any of Purchaser’s Subsidiaries, other than Seller Bank.

(l) Bancshares shall have tendered for delivery all of the certificates, documents and other items set forth in Section 2.10 of this Agreement, in form and substance reasonably satisfactory to Purchaser.

8.2 Conditions to the Obligations of Bancshares. Notwithstanding any other provision of this Agreement, the obligations of Bancshares to consummate the Merger are subject to the following conditions precedent:

(a) Each of the representations and warranties made by Purchaser in this Agreement or in any other document delivered by Purchaser or any Purchaser Subsidiary pursuant to this Agreement: (i) that is not qualified as to materiality or Purchase Material Adverse Effect, shall have been true and correct in all material respects as of the date of this Agreement; and (ii) that is qualified as to materiality or Purchaser Material Adverse Effect, shall have been true and correct as of the date of the Agreement. In addition, all of the representations and warranties referenced in the immediately preceding sentence shall be true and correct as of the Effective Time as though made on and as of the Closing Date; provided, however, that for all purposes of this Section 8.2(a), such representations and warranties shall be deemed to be so true and correct as of the Closing Date unless the failure or failures of such representations and warranties to be true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Purchaser Material Adverse Effect set forth in such representations or warranties, will have or are reasonably likely to have a Purchaser Material Adverse Effect.

(b) Purchaser shall have performed in all material respects all of its obligations and shall have performed or complied in all material respects with all of the agreements and covenants required by this Agreement and in any other document delivered by Purchaser or any Purchaser Subsidiary pursuant to this Agreement to be performed by or complied with by Purchaser prior to or at the Effective Time.

(c) Purchaser shall have tendered for delivery all of the certificates, documents and other items set forth in Section 2.9 of this Agreement, in form and substance reasonably satisfactory to Bancshares.

8.3 Conditions to the Obligations of the Parties. Notwithstanding any other provision of this Agreement, the obligations of Purchaser on the one hand, and Bancshares on the other hand, to consummate the Merger are subject to the following conditions precedent:

(a) No preliminary or permanent injunction or other order by any federal or state court that prevents the consummation of the Merger shall have been issued and shall remain in effect. No statute, rule or regulation shall have been enacted, promulgated or enforced by any Applicable Governmental Authority that prohibits or makes illegal consummation of the Merger.

(b) This Agreement and the Reorganization, including the Merger, shall have been duly approved by the requisite vote of the stockholders of Bancshares at a meeting duly called and held for such purpose.

(c) Purchaser shall have received the Regulatory Approvals to acquire Bancshares and to consummate the Reorganization and all required waiting periods relating thereto shall have expired; provided, however, that Purchaser shall have no obligation to accept nonstandard conditions or restrictions in such Regulatory Approvals that would materially and adversely impact the economic and business benefits to Purchaser of the Reorganization.

ARTICLE IX

TERMINATION; AMENDMENT; WAIVER

9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time pursuant to any of the following actions, provided that the applicable action is approved by the Board of Directors of the terminating party(ies):

(a) by mutual written consent of Purchaser and Bancshares;

(b) by either Purchaser or Bancshares, if any of the conditions to such party’s obligation to consummate any aspect of the Reorganization shall have become impossible to satisfy prior to the Termination Date (unless such impossibility shall be due to the action or failure to act by the party seeking to terminate this Agreement);

(c) by either Purchaser or Bancshares (subject to the limitations set forth below) at any time in the event the stockholders of Bancshares fail to approve this Agreement in a vote taken at a meeting duly convened for that purpose; provided, however, that Bancshares shall not have the right to terminate this Agreement pursuant to this Section 9.1(c) if it has failed to comply in all material respects with its obligations under Sections 5.2 and 5.3;

(d) by Purchaser or Bancshares in the event of (i) the failure of any representation or warranty contained herein or in any schedule or document delivered hereto to be true and correct, or (ii) a breach by the other party of any covenant or agreement contained herein or in any schedule or document delivered pursuant hereto, which failure or breach would result in the failure to satisfy any closing conditions set forth in Section 8.1 hereof, in the case of Purchaser, or Section 8.2 hereof, the case of Bancshares;

(e) by either party after the Termination Date, in the event the Merger has not been consummated by such date (unless the failure to consummate the Merger by such time is due to the failure of the party seeking to terminate this Agreement to perform its obligations set forth herein);

(f) by Bancshares, if (i) Bancshares has complied with the provisions of Section 5.4, (ii) Bancshares’ board of directors shall have determined, in its good faith judgment and in accordance with Section 5.4, that it has received a Superior Proposal and that it would be in the best interests of Bancshares’ stockholders to pursue such Superior Proposal, and (iii) Bancshares shall have tendered, in immediately available funds, the payments contemplated in Section 9.2(a); provided, however, that Bancshares may not terminate this Agreement pursuant to this Section 9.1(f) until the expiration of five (5) Business Days after the Superior Proposal referenced in this Section 9.1(f) has been delivered to Purchaser, together with such other information required pursuant to Section 5.4 and a summary of the terms of any such Superior Proposal;

(g) by Purchaser, if, after the date hereof, any Third Party shall have commenced or made a Competing Proposal, and thereafter the board of directors of Bancshares shall have withdrawn, or materially and adversely modified or changed its recommendation of this Agreement or any aspect of the Reorganization;

(h) by (i) Purchaser if Bancshares commits a willful breach of its obligations under this Agreement or (ii) Bancshares if Purchaser commits a willful act or omission that constitutes a breach of its obligations under this Agreement; and in each instance such willful act or omission that constitutes a breach is not cured within ten (10) days after receipt by the breaching party of written demand for cure by the non-breaching party. For purposes of this Agreement, a “willful breach” means a knowing and intentional violation by a party of any of its covenants, agreements or obligations under this Agreement; or

(i) by Purchaser pursuant to the provisions of Section 7.8 hereof relating to the inability of the parties to agree on a course of action regarding certain environmental matters.

9.2 Termination Fees.

(a) In the event this Agreement is terminated (i) by Bancshares as provided in Section 9.1(f), or (ii) by Purchaser as provided in Section 9.1(g), then Bancshares shall pay to Purchaser, in immediately available funds, an amount equal to $1,500,000 within ten (10) Business Days after demand for payment by Purchaser following such termination.

(b) In the event this Agreement is terminated (i) by Purchaser pursuant to Section 9.1(b) (due to the failure of any condition under Section 8.1 (other than clauses (c), (d), (e), (f) or (k) thereof) or Section 8.3(b)) or Section 9.1(d), or (ii) by Purchaser or Bancshares under Section 9.1(c), then Bancshares shall pay to Purchaser, in immediately available funds, an amount equal to $350,000 within ten (10) Business Days after demand for payment by Purchaser following such termination; provided, however, that no amount shall be paid under this Section 9.2(b) in the event Purchaser is entitled to any payments under Section 9.2(e).

(c) Except as provided below, in the event this Agreement is terminated by Bancshares pursuant to Section 9.1(b) (due to the failure of any condition under Section 8.2 or 8.3(c)) or Section 9.1(d), then Purchaser shall pay to Bancshares, in immediately available funds, an amount equal to $350,000 within ten (10) Business Days after demand for payment by Bancshares following such termination; provided, however, that the failure of the condition contained in Section 8.3(c) shall not result in a payment under this clause (c) in the event that any Regulatory Approval was not obtained or the applications for any such Regulatory Approval were permanently withdrawn by Purchaser for reasons solely attributable to information pertaining to, or a fact or circumstance relating to, Bancshares or Seller Bank.

(d) In the event this Agreement is terminated by Bancshares or Purchaser pursuant to Section 9.1(h), then either Bancshares or Purchaser, as appropriate, shall pay the terminating party an amount equal to $350,000 within ten (10) Business Days after demand for payment by the terminating party following such termination. In the event of a termination by Purchaser under this Section 9.2(d), Purchaser shall be entitled to the payments contemplated in Section 9.2(f) above, if and when the conditions set forth in such section are satisfied, in addition to the amount provided for in this Section 9.2(d).

(e) In the event this Agreement is terminated (i) by Purchaser or Bancshares pursuant to Section 9.1(c) or (ii) by Purchaser pursuant to Section 9.1(b) due to the failure to satisfy the condition of Section 8.3(b), and in any such case a Competing Proposal shall have been publicly announced or otherwise communicated or made known to Bancshares’ Board of Directors (or any person shall have publicly announced, communicated or made known an intention to make a Competing Proposal) at any time after the date of this Agreement and on or prior to the date of the Shareholders Meeting, then Bancshares shall pay to Purchaser, in immediately available funds, an amount equal to $750,000 within ten (10) Business Days after demand for payment by Purchaser following such termination.

(f) In the event Purchaser has not received, in full, the payment contemplated in Section 9.2(a) and this Agreement is terminated for any reason, other than (i) pursuant to Section 9.1(a), (ii) by Bancshares pursuant to Section 9.1(b) (due to the failure of any condition under Section 8.2, 8.3(a) or 8.3(c)) or Section 9.1(d), (iii) by Purchaser pursuant to

Section 9.1(i) or (iv) by Purchaser pursuant to Section 9.1(b) (due to the failure of the condition set forth in Section 8.1(e), 8.3(a) or 8.3(c)) or Section 9.1(d), and both of the following conditions are satisfied:

(A) Bancshares has received, or a Third Party has commenced or made, a Competing Proposal prior to the termination of this Agreement; and

(B) Bancshares enters into an agreement (the “Signing Event”) relating to a Competing Proposal within fifteen (15) months following the termination of this Agreement,

then Bancshares shall pay to Purchaser, in immediately available funds, an amount equal to the positive difference between (i) $1,500,000 and (ii) any amounts actually paid to Purchaser under Section 9.2(a), 9.2(b), 9.2(c) or 9.2(e) within ten (10) Business Days after demand for payment by Purchaser following the Signing Event.

(g) Notwithstanding anything contained in this Agreement to the contrary, the payment of the termination fee(s) pursuant to the provisions of this Section 9.2 is intended by the parties to be, and shall constitute, liquidated damages and shall be the sole and exclusive remedy and shall be in lieu of any and all claims that the party terminating this Agreement that is entitled to such fee and its officers, directors and stockholders have, or might have against the other parties and their respective officers, directors and stockholders for any claims arising from, or relating in any way to, this Agreement or the Reorganization, and the party terminating this Agreement that is entitled to such termination fee and its officers, directors and stockholders shall not have any other rights or claims against the other parties and their respective officers, directors and shareholders.

9.3 Expenses. Except as provided elsewhere herein, Purchaser and Bancshares shall each bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel. In the event one of the parties hereto files suit to enforce this Section 9.3 or a suit seeking to recover costs and expenses or damages for breach of this Agreement, the costs, fees, charges and expenses (including attorneys’ fees and expenses) of the prevailing party in such litigation (and any related litigation) shall be borne by the non-prevailing party.

9.4 Survival of Agreement. In the event of termination of this Agreement by either Purchaser or Bancshares as provided in Section 9.1, this Agreement shall forthwith become void and have no effect except that the agreements contained in Sections 9.2 and 9.3 hereof shall survive the termination hereof.

9.5 Amendment. This Agreement may be amended by the parties hereto by action taken by their respective boards of directors at any time before or after approval hereof by the stockholders of Bancshares but, after such approval, no amendment shall be made which changes the form of consideration or adversely affects or decreases the value of the consideration to be received by the stockholders of Bancshares without the further approval of such stockholders or which in any other way adversely affects the rights of stockholders of either Bancshares or Purchaser without the further required approval of the stockholders so affected. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Purchaser and Bancshares may, without approval of their respective boards of directors, make such technical changes to this Agreement, not inconsistent with the purposes hereof and thereof, as may be required to effect or facilitate any governmental approval or acceptance of the Merger or of this Agreement or to effect or facilitate any filing or recording required for the consummation of any aspect of the Reorganization.

9.6 Waiver. Any term, provision or condition of this Agreement (other than requirements for stockholders’ approval and required approvals of the Applicable Governmental Authorities) may be waived in writing at any time by the party which is, or the stockholders of which are, entitled to the benefits hereof. Each and every right granted to any party hereunder, or under any other document delivered in connection herewith or therewith, and each and every right allowed it by law or equity, shall be cumulative and may be exercised from time to time. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect such party’s right at a later time to enforce the same. No waiver by any party of a condition or of the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, covenant, representation or warranty of this Agreement. No investigation, review or audit by Purchaser of Bancshares or Bancshares of Purchaser prior to or after the date hereof shall estop or prevent either party from exercising any right hereunder or be deemed to be a waiver of any such right, or affect the warranties or representations of either party as set forth herein.

ARTICLE X

GENERAL PROVISIONS

10.1 Survival. All representations, warranties, covenants and agreements of the parties in this Agreement or in any instrument delivered by the parties pursuant to this Agreement (other than the agreements, covenants and obligations set forth herein which are contemplated to be performed after the Effective Time) shall not survive the Effective Time except as provided for in Section 9.4.

10.2 Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile transmission or by registered or certified mail to the parties at the following addresses (or at such other address for a party as shall be specified by like notice) and shall be deemed to be delivered on the date so delivered:

(a) if to Buyer:	Heartland Bancorp, Inc.
P.O. Box 67
Bloomington, Illinois 61702
	Telephone:	(309) 662-4444
	Facsimile:	(309) 662-1600
	Attention:	Fred L. Drake, President and Chief Executive Officer

with a copy to:	Barack Ferrazzano Kirschbaum Perlman
& Nagelberg LLP
333 West Wacker Drive, Suite 2700
Chicago, Illinois 60606
	Telephone:	(312) 984-3222
	Facsimile:	(312) 984-3150
	Attention:	Edwin S. del Hierro, Esq.

(b) if to Bancshares:	First Federal Bancshares, Inc.
2001 Maine Street
Quincy, Illinois
	Telephone:	(217) 224-8686
	Facsimile:	(217) 222-1555
	Attention:	James J. Stebor, President and Chief Executive Officer

with a copy to:	Muldoon Murphy & Aguggia LLP
5101 Wisconsin Avenue, N.W.
Washington, D.C. 20016
	Telephone:	(202) 362-0840
	Facsimile:	(202) 966-9409
	Attention:	Paul M. Aguggia, Esq.

10.3 Specific Enforceability; Remedies. The parties recognize and hereby acknowledge that it may be impossible to measure in money the damages that would result to a party by reason of the failure of either of the parties to perform any of the obligations imposed on it by this Agreement and that in any event damages would be an inadequate remedy in this instance. Accordingly, if any party should institute an action or proceeding seeking specific enforcement of the provisions hereof, the party against which such action or proceeding is brought hereby waives the claim or defense that the party instituting such action or proceeding has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists and shall waive or not assert any requirement to post bond in connection with seeking specific performance. The parties hereto agree that this provision is without prejudice to any other rights or remedies that the parties hereto may have at law or in equity for any failure to perform, or a breach of a representation or warranty under, this Agreement.

10.4 Applicable Law. This Agreement shall be construed and interpreted in all respects, including validity, interpretation and effect, by the laws of the State of Delaware with respect to matters of corporate laws and, with respect to all other matters, by the laws of the State of Illinois, except to the extent that the federal laws of the United States apply.

10.5 Severability. If any term or provision of this Agreement is held by a final and unappealable order of a court of competent jurisdiction to be invalid, void, or unenforceable, then the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated unless the effect would be to cause this Agreement to not achieve its essential purposes.

10.6 Entire Agreement; Binding Effect; Nonassignment; Counterparts. Except as otherwise expressly provided herein, this Agreement, the documents delivered pursuant to this Agreement and the Confidentiality Agreement (including the documents and instruments referred to herein and therein) (a) constitute the entire agreement between the parties hereto and supersede all other prior agreements and undertakings, both written and oral, between the parties, with respect to the subject matter hereof; and (b) are not intended to confer upon any other Person any rights or remedies hereunder. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party hereto without the prior written consent of the other party hereto. This Agreement may be executed in two or more counterparts that together shall constitute a single agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the day and year first above written.

HEARTLAND BANCORP, INC.

By:	/s/ Fred L. Drake
Name:	Fred L. Drake
Title:	President and Chief Executive Officer

HEARTLAND ACQUISITION CORPORATION

By:	/s/ Fred L. Drake
Name:	Fred L. Drake
Title:	President and Chief Executive Officer

FIRST FEDERAL BANCSHARES, INC.

By:	/s/ James J. Stebor
Name:	James J. Stebor
Title:	President and Chief Executive Officer

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EXHIBIT C

FORM OF VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made and entered into as of the      day of November, 2006, by and among HEARTLAND BANCORP, INC., a Delaware corporation (“Purchaser”), HEARTLAND ACQUISITION CORPORATION, a Delaware corporation and a wholly owned subsidiary of Purchaser (“MergerSub”), FIRST FEDERAL BANCSHARES, INC., a Delaware corporation (“Bancshares”), and the Director or Officer of Bancshares (or, its wholly owned federal savings bank subsidiary) identified on the signature page hereto as owning stock in Bancshares (the “Management Stockholder”).

R E C I T A L S:

A. As of the date hereof, the Management Stockholder is the owner of the number of shares of the common stock of Bancshares, $0.01 par value (“Bancshares Common Stock”), as is set forth below such Management Stockholder’s name on the signature page attached hereto, and such number of shares represents approximately the percentage of the issued and outstanding shares of the capital stock of Bancshares which is also set forth thereon below such Management Stockholder’s name.

B. Purchaser is contemplating the acquisition of Bancshares by means of a merger (the “Merger”) of MergerSub with and into Bancshares pursuant to an Agreement and Plan of Reorganization dated of even date herewith (the “Merger Agreement”).

C. Upon consummation of the Merger, Purchaser will be the sole owner of First Federal Bank, a federal savings bank, with its main office located at Colchester, Illinois (“Seller Bank”) and Heartland Bank and Trust Company, an Illinois state chartered non-member bank that is wholly owned by Purchaser, with its main office located in Bloomington, Illinois (“Bank”).

D. Purchaser is unwilling to expend the substantial time, effort and expense necessary to implement the proposed acquisition of Bancshares, including applying for and obtaining necessary approvals of federal banking authorities, unless the Management Stockholder enters into this Agreement. Pursuant to Section 5.1(d) of the Merger Agreement, nothing contained herein shall be deemed to grant Purchaser an ownership interest in any shares of Bancshares Common Stock.

E. All capitalized terms not defined herein shall have the meanings given to them in the Merger Agreement.

A G R E E M E N T S:

In consideration of the covenants and agreements of the parties herein contained and as an inducement to Purchaser to enter into the Merger Agreement and to incur the expenses associated with the Merger, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Representations and Warranties. The Management Stockholder represents and warrants that as of the date hereof he or she owns beneficially and of record the number of shares of Bancshares Common Stock as is set forth below such Management Stockholder’s name on the signature page attached hereto, all of which shares are free and clear of all liens, pledges, security interests, claims, encumbrances, options and agreements to sell. The Management Stockholder represents and warrants that he or she has the sole voting power with respect to such shares of Bancshares Common Stock.

Section 2. Voting Agreement. Subject to Section 14 below, the Management Stockholder hereby agrees to vote all shares of Bancshares Common Stock now or at any time hereafter owned or controlled by him or her (the “Subject Shares”) (a) in favor of the Merger Agreement and the transactions contemplated in the Merger Agreement, and (b) against any action or agreement which is intended to cause Bancshares to breach any covenant, representation or warranty or any other obligation of Bancshares under the Merger Agreement. The Management Stockholder agrees that none of his or her Subject Shares shall be transferred without the prior written consent of Purchaser. Subject to Section 14 below, the Management Stockholder further agrees to use his or her best efforts to cause the Merger and the other transactions contemplated by the Merger Agreement to be consummated. At Purchaser’s request, the Management Stockholder shall use his or her best efforts to cause any necessary meeting of stockholders of Bancshares to be duly called and held or any necessary consents of stockholders to be obtained for the purpose of approving either or both of the Merger Agreement and the Merger.

Section 3. Termination. Notwithstanding any other provision of this Agreement, the obligations of the Management Stockholder under this Agreement shall automatically terminate and be of no further force and effect upon the termination of the Merger Agreement in accordance with and pursuant to Section 9.1 thereof (as such termination provisions may be amended by Bancshares, Purchaser and MergerSub from time to time) if the Merger Agreement is so terminated.

Section 4. Remedies. The Management Stockholder understands and acknowledges that if he or she should breach any of his or her covenants contained in this Agreement, the damage to Purchaser would be indeterminable in view of the inability to measure the ultimate value and benefit to Purchaser resulting from its contemplated future ownership and control of Bancshares, and that Purchaser therefore would not have an adequate remedy at law in respect of any such breach. The Management Stockholder therefore agrees that in addition to any other remedy available to Purchaser at law or in equity, Purchaser shall be entitled to specific performance of this Agreement by the Management Stockholder upon application to any court having jurisdiction over the parties.

Section 5. Amendment and Modification. This Agreement may be amended, modified or supplemented at any time by the written approval of such amendment, modification or supplement by Bancshares, Purchaser, MergerSub and the Management Stockholder.

Section 6. Non-Competition and Non-Solicitation Covenants.

(a) Management Stockholder and Purchaser have jointly reviewed the operations of Purchaser, Bank and Seller Bank and have agreed that the primary service area of the business of Purchaser and its Affiliates in which Purchaser, Bank and Seller Bank have and will actively participate extends separately to an area that encompasses a ten (10) mile radius from each banking and other office location of Purchaser and its Affiliates (the “Restrictive Area”). Therefore, as an essential ingredient of and in consideration of this Agreement, Management Stockholder hereby agrees that, except with the express prior written consent of Purchaser, for a period of one (1) year beginning of the Closing Date (the “Restrictive

Period”), he will not directly or indirectly compete with the business of Purchaser or its Affiliates, including, but not by way of limitation, by doing any of the following (the “Restrictive Covenant”):

(i) engage or invest in, own, manage, operate, control, finance, or participate in the ownership, management, operation or control of, be employed by, associate with or in any manner be connected with, serve as an employee, officer or director of or consultant to, lend his name or any similar name to, lend his credit to, or render services or advice to any person, firm, partnership, corporation, trust or other entity which owns or operates, a bank, savings and loan association, credit union or similar financial institution (a “Financial Institution”) with any office located, or to be located at an address identified in a filing with any regulatory authority, within the Restrictive Area;

(ii) directly or indirectly, for himself or any Financial Institution: (i) induce or attempt to induce any officer of Purchaser or any of its Affiliates, or any employee who previously reported to the Management Stockholder, to leave the employ of Purchaser or any of its Affiliates; (ii) in any way interfere with the relationship between Purchaser or any of its Affiliates and any such officer or employee; (iii) employ, or otherwise engage as an employee, independent contractor or otherwise, any such officer or employee; or (iv) induce or attempt to induce any customer, supplier, licensee, or business relation of Purchaser of any of its Affiliates to cease doing business with Purchaser or any of its Affiliates or in any way interfere with the relationship between Purchaser or any of its Affiliates and any of their respective customers, suppliers, licensees or business relations, where the Management Stockholder had personal contact with, or has accessed Confidential Information in the preceding twelve (12) months with respect to, such customers, suppliers, licensees or business relations; or

(iii) directly or indirectly, either for himself of any Financial Institution, solicit the business of any person or entity known to the Management Stockholder to be a customer of Purchaser or any of its Affiliates, where the Management Stockholder, or any person reporting to the Management Stockholder, had personal contact with such person or entity, with respect to products, activities or services which compete in whole or in part with the products, activities or services of Purchaser or any of its Affiliates.

(b) For purposes of this Agreement, Purchaser’s “Affiliates” shall mean each company, corporation, partnership, bank, savings bank, savings and loan association, credit union or other financial institution, directly or indirectly, which is controlled by, controls, or is under common control with, Purchaser, and “control” means (x) the ownership of 51% or more of the voting securities or other voting interest or other equity interest of any company, corporation, partnership, joint venture or other business entity, or (y) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such company, corporation, partnership, joint venture or other business entity. For the avoidance of doubt, each of Bank and Seller Bank shall be considered Affiliates of Purchaser for purposes of this Section 6.

(c) For purposes of this Agreement, “Confidential Information” shall mean confidential and/or proprietary non-public information regarding Purchaser and its Affiliates, including marketing materials, financial and other information concerning customers and prospective customers, customer lists, records, data, trade secrets, proprietary business information, pricing and profitability information and policies, strategic planning, commitments, plans, procedures, litigation, pending litigation and other information not generally available to the public

(d) The Management Stockholder has reviewed the provisions of this Agreement with legal counsel, or has been given adequate opportunity to seek such counsel, and the Management Stockholder acknowledges and expressly agrees that the covenants contained herein are reasonable with respect to their duration, geographical area and scope. The Management Stockholder further acknowledges that the restrictions contained in this Agreement are reasonable and necessary for the protection of the legitimate business interests of Purchaser, that they create no undue hardships, that any violation of these restrictions would cause substantial injury to Purchaser and its interests, that Purchaser would not have agreed to enter into the Merger Agreement without receiving the Management Stockholder’s agreement to be bound by these restrictions and that such restrictions were a material inducement to Purchaser to enter into the Merger Agreement. The Management Stockholder hereby acknowledges and agrees that Purchaser shall at all times have the right to communicate the existence and terms of this Agreement to any third party with whom the Management Stockholder may seek or obtain future employment or other similar arrangement. In addition, in the event of any violation or threatened violation of these restrictions, Purchaser, in addition to and not in limitation of, any other rights, remedies or damages available to Purchaser under this Agreement or otherwise at law or in equity, shall be entitled to preliminary and permanent injunctive relief to prevent or restrain any such violation by the Management Stockholder and any and all persons directly or indirectly acting for or with him, as the case may be. If the Management Stockholder violates the Restrictive Covenant and Purchaser brings legal action for injunctive or other relief, Purchaser shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of the Restrictive Covenant. Accordingly, the Restrictive Covenant shall be deemed to have the duration specified herein computed from the date the relief is granted but reduced by the time between the period when the Restrictive Period began to run and the date of the first violation of the Restrictive Covenant by the Management Stockholder. In the event that a successor assumes and agrees to perform this Agreement, this Restrictive Covenant shall continue to apply only to the Restrictive Area of the Management Stockholder as it existed immediately before such assumption and shall not apply to any of the successor’s other offices. The foregoing Restrictive Covenant shall not prohibit the Management Stockholder from owning directly or indirectly capital stock or similar securities which are listed on a securities exchange or quoted on the National Association of Securities Dealers Automated Quotation System which do not represent more than one percent (1%) of the outstanding capital stock of any Financial Institution.

Section 7. Entire Agreement. This Agreement evidences the entire agreement among the parties hereto with respect to the matters provided for herein and there are no agreements, representations or warranties with respect to the matters provided for herein other than those set forth herein and in the Merger Agreement and written agreements related thereto. This Agreement supersedes any agreements (other than the Merger Agreement) among any of Bancshares, its stockholders, Purchaser or MergerSub concerning the acquisition, disposition or control of Bancshares Common Stock.

Section 8. Severability. The parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, this Agreement shall be construed with the invalid or inoperative provisions deleted and the rights and obligations of the parties shall be construed and enforced accordingly.

Section 9. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

Section 10. Governing Law. The validity, construction, enforcement and effect of this Agreement shall be governed by the internal laws of the State of Illinois.

Section 11. Headings. The headings for the sections of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect the meaning or interpretation of this Agreement.

Section 12. Successors; Assignment. This Agreement shall be binding upon and inure to the benefit of Bancshares, MergerSub and Purchaser, and their successors (including, without limitation, Purchaser following the Effective Time) and permitted assigns, and the Management Stockholder and the Management Stockholder’s spouse and their respective executors, personal representatives, administrators, heirs, legatees, guardians and other legal representatives. This Agreement shall survive the death or incapacity of the Management Stockholder. This Agreement may be assigned only by Purchaser, and then only to an affiliate of Purchaser.

Section 13. Capacity as Officer or Director. Notwithstanding anything to the contrary set forth in this Agreement, the Management Stockholder does not make any agreement or understanding herein in his or her capacity as a director or officer of Bancshares. The Management Shareholder hereby executes this Agreement solely in his or her capacity as a holder of Bancshares Common Stock that he or she is entitled to vote, and nothing herein will limit or affect any actions taken by him or her in good faith in his or her capacity as an officer or director of Bancshares.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first written above.

HEARTLAND BANCORP

By:
Name:	Fred L. Drake
Title:	President and Chief Executive Officer

HEARTLAND ACQUISITION CORPORATION

By:
Name:	Fred L. Drake
Title:	President and Chief Executive Officer

FIRST FEDERAL BANCSHARES, INC.

By:
Name:	James J. Stebor
Title:	President and Chief Executive Officer

MANAGEMENT STOCKHOLDER

Name:

NUMBER OF	PERCENTAGE
SHARES	OWNERSHIP
_______	%

EXHIBIT D

AMENDMENT TO SEVERANCE PLAN

Effective as of the Effective Time (as defined in that certain Agreement and Plan of Reorganization, dated as of November 3, 2006, by and among Heartland Bancorp, Inc., a Delaware corporation, Heartland Acquisition Corporation, a Delaware corporation, and First Federal Bancshares, Inc., a Delaware corporation), the First Federal Bank Severance Compensation Plan (the “Plan”) is amended as follows:

(i)	The following shall be added as subsection (c) to Section 3.01 of the Plan:

“(c) Notwithstanding anything to the contrary contained herein, the following employees shall not be entitled to participate in this Plan: James Stebor; Mark Tyrpin; Peggy Higgins; Millie Shields and Cathy Pendell.”

(ii)	Clause (v) of Section 4.01(a) of the Plan is deleted in its entirety and is replaced with the following:

“(v) A material reduction in the benefits and perquisites available to the Participant immediately prior to the Change in Control; provided, however, that, no reduction shall be deemed to have occurred in the event that, following the Change in Control, Participant is entitled to benefits and perquisites substantially similar to those provided to similarly situated employees of Heartland Bancorp, Inc. and its subsidiaries from time to time.”

(iii)	The following shall be added as subsection (c) to Section 7.02 of the Plan:

“(c) Notwithstanding anything to the contrary contained herein, this Plan shall automatically terminate and be of no further force and effect on the first anniversary of the Effective Time (as such term is defined in that certain Agreement and Plan of Reorganization, dated November 3, 2006, among Heartland Bancorp, Inc., Heartland Acquisition Corp. and First Federal Bancshares, Inc.).”

D-1